Exhibit 10.2

$100,000,000

CREDIT AGREEMENT

among

COLSTRIP LEASE HOLDINGS, LLC,

as Borrower,

WESTLB AG, NEW YORK BRANCH,

as Lender,

WESTLB AG, NEW YORK BRANCH,

as Administrative Agent,

WESTLB AG, NEW YORK BRANCH,

as Collateral Agent,

and

WESTLB AG, NEW YORK BRANCH,

as Sole Lead Arranger, Bookrunner and Syndication Agent

Dated as of December 28, 2007

3.3	No Legal Bar	31
3.4	No Material Litigation	31
3.5	No Default	31
3.6	Ownership of Property	31
3.7	Intellectual Property	31
3.8	Taxes	31
3.9	Margin Stock Regulations	32
3.10	Labor Matters and Acts of God	32
3.11	ERISA	32
3.12	Investment Company Act; Other Regulations	33
3.13	Utility Regulatory Status	33
3.14	No Partnerships, Joint Ventures or Subsidiaries	33
3.15	Use of Proceeds	33
3.16	Operative Documents and Other Contracts	33
3.17	Representations and Warranties under the Participation Agreement	33
3.18	Environmental Warranties	34
3.19	Accuracy of Information, etc	35
3.20	Solvency	35
3.21	Collateral	35
3.22	Separateness	36
3.23	Required LLC Provisions	36
3.24	Business; Indebtedness; Contracts	36
3.25	Financial Information	36
3.26	No Change	36
SECTION 4	CONDITIONS PRECEDENT	36

4.1	Conditions to Closing and Funding	36
SECTION 5	AFFIRMATIVE COVENANTS	40
5.1	Financial Statements	40
5.2	Certificates; Other Information	41
5.3	Payment of Obligations	41
5.4	Conduct of Business and Maintenance of Existence; Compliance	42
5.5	Maintenance of Property; Insurance	42
5.6	Inspection of Property; Books and Records; Discussions	42
5.7	Notices	42
5.8	Environmental Matters	44
5.9	Lease Payments	45
5.10	First Priority Ranking	45
5.11	Maintenance of Liens	45
5.12	Certificate of Formation	45
5.13	Separateness	45
5.14	Approvals	45
5.15	Operative Documents	45
5.16	Taxes	45
5.17	Transfer	46
5.18	Further Assurances	46
SECTION 6	NEGATIVE COVENANTS	46
6.1	Incurrence of Indebtedness	46
6.2	Limitation on Liens	46
6.3	Limitation on Fundamental Changes	47
6.4	Limitation on Disposition of Property	47

6.5	Limitation on Restricted Investments	47
6.6	Limitation on Transactions with Affiliates	47
6.7	Limitation on Changes in Fiscal Periods	47
6.8	Limitation on Negative Pledge Clauses	47
6.9	Limitation on Lines of Business	47
6.10	Limitation on Contracts	47
6.11	Operative Documents	47
6.12	No Subsidiaries	48
6.13	ERISA	48
6.14	Environmental Matters	48
6.15	Regulatory Status	48
6.16	Margin Stock Regulations	48
SECTION 7	EVENTS OF DEFAULT	48
SECTION 8	THE AGENTS	51
8.1	Appointment	51
8.2	Delegation of Duties	52
8.3	Exculpatory Provisions	52
8.4	Reliance by Agents	53
8.5	Notice of Default	53
8.6	Non-Reliance on Agents and Other Lenders	53
8.7	Indemnification	54
8.8	Agent in Its Individual Capacity	54
8.9	Collateral Agent May File Proofs of Claim	55
8.10	Collateral Matters	56
8.11	The Lead Arranger	56
SECTION 9	MISCELLANEOUS	56
9.1	Amendments and Waivers	56
9.2	Notices	58
9.3	No Waiver; Cumulative Remedies	60
9.4	Survival of Representations and Warranties	60
9.5	Payment of Expenses	60
9.6	Successors and Assigns; Participations and Assignments	60
9.7	Counterparts	65
9.8	Severability	65
9.9	Integration	65
9.10	GOVERNING LAW	65
9.11	Submission To Jurisdiction; Waivers	65
9.12	Acknowledgments	66
9.13	Confidentiality	66
9.14	Accounting Changes	67
9.15	WAIVERS OF JURY TRIAL	67

SCHEDULES:
3.2	Consents, Authorizations, Filings and Notices
3.11	ERISA Disclosures
3.16	Contracts
3.17	Participation Agreement—Disclosures
3.23	Required LLC Provisions
EXHIBITS:
A	Form of Responsible Officer’s Certificate
B	Form of Note
C	Form of Lender Assignment Agreement
D	Form of Exemption Certificate
E	Form of Borrowing Notice
F	Form of Interest Period Notice
G	Form of Compliance Certificate

CREDIT AGREEMENT, dated as of December 28, 2007, among COLSTRIP LEASE HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), WESTLB AG, NEW YORK BRANCH, as Lender, WESTLB AG, NEW YORK BRANCH, as sole lead arranger, bookrunner and syndication agent (in such capacity, the “Arranger”) , WESTLB AG, NEW YORK BRANCH, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and WESTLB AG, NEW YORK BRANCH, as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) for the Secured Parties (as defined herein).

WITNESSETH:

WHEREAS, NorthWestern Corporation, a Delaware corporation (the “Sponsor”), (a) acquired from the GE OP (as defined herein) pursuant to the Acquisition Documents (as defined herein) and owns the Owner Participant Interest (as defined herein), including all right, title and interest in, to and under certain agreements and other documents pertaining to a lease financing of the Leased Interest in the 740 MW Colstrip Unit 4 coal-fired steam and electricity generating facility located in Colstrip, Montana (such facility and the leasehold ground interest in the site on which the facility is situated and any shared facilities necessary for its operation, the “Project”) and (b) is the sole beneficial owner of a statutory business trust formed under the laws of New York (the “Lessor”) pursuant to a Trust Agreement dated as of December 16, 1985 (the “Trust Agreement”) among the Owner Participant, the Corporate Trustee and the Individual Trustee (the Corporate Trustee and the Individual Trustee together, the “Owner Trustee”);

WHEREAS, the Lessor owns the Leased Interest in the Project and leases the Leased Interest to the Sponsor (in its capacity as lessee under the Lease, the “Lessee”), pursuant to that certain Lease Agreement dated as of December 16, 1985 between the Lessor and the Lessee (the “Lease”), and the Lessor also leases the leasehold ground interest in the Project to the Lessee pursuant to that certain Sublease dated as of December 16, 1985 between the Lessor and the Lessee (the “Sublease”);

WHEREAS, the Borrower is an indirect wholly-owned subsidiary of the Sponsor;

WHEREAS, on the date hereof the Sponsor has granted a first-priority security interest in the Owner Participant Interest to the Collateral Agent for the benefit of the Secured Parties pursuant to the Sponsor Security Agreement;

WHEREAS, the Borrower has requested and the Lender has agreed to extend credit to the Borrower, upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS

1.1          Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition Documents”: the GE PSA, the Bill of Sale (as defined in the GE PSA), the Assignment and Assumption Agreement and all other documents executed pursuant to or in connection with any of the foregoing.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Aggregate Exposure”: with respect to a Lender at any time on and after the Closing Date, an amount equal to the amount of such Lender’s Loan then outstanding.

“Aggregate Exposure Percentage”: with respect to a Lender at any time on and after the Closing Date, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin”: with respect to a Eurodollar Loan, 1.250%, and with respect to a Base Rate Loan, 0.250%.

“Assignee”: as defined in Section 9.6(c).

“Assignment and Assumption Agreement”: as defined in the GE PSA.

"Assignor”: as defined in Section 9.6(c).

“Base Rate”: for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Effective Rate plus one-half of one percent (0.50%) and (ii) the rate of interest in effect for such day as publicly announced from time to time by WestLB as its “prime rate.” The “prime rate” is a rate set by WestLB based upon various factors including WestLB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at,above, or below such announced rate. Any change in such rate announced by WestLB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan”: a Loan for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 2.11(h).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto. “Borrower Contracts”: as defined in Section 3.16.

“Borrower LLC Agreement”: that certain LLC Agreement of the Borrower dated as of December 28, 2007 entered into by the Pledgor.

“Borrowing Notice”: with respect to the request for borrowing of the Loan hereunder, the notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit E, irrevocably delivered to the Administrative Agent.

“Borrower Security Agreement”: that certain Assignment and Security Agreement entered into as of the date hereof between the Borrower and the Collateral Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, a Eurodollar Loan, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, bankers acceptances, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by the Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than five hundred million Dollars ($500,000,000); (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of the Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities (including tax-exempt debt obligations) with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A-2 by Moody’s (or publicly traded or open-ended bond funds that invest exclusively in such securities); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by the Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) Dollar denominated debt obligations of corporations maturing within 12 months from the date of the acquisition rated at least A by Standard & Poor’s or A-2 by Moody’s; (h) shares of bond funds rated at least A by Standard & Poor’s or A-2 by Moody’s having weighted average maturities of 12 months or less; (i) auction rate securities rated at least AAA by Standard & Poor’s or Aaa by Moody’s; (j) debt obligations of corporations maturing within 12 months from the date of acquisition rated at least A by Standard & Poor’s or A-2 by Moody’s; and (k) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (j) of this definition.

“Change of Control”: any transaction or series of related transactions (including any merger or consolidation) the result of which is that the Sponsor fails to maintain, directly or indirectly, legally or beneficially, (a) one hundred percent (100%) of the Equity Interests of the Borrower or (b) management control of the Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied and the Loan shall have been made, which date shall be not later than March 31, 2008.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: (a) the Sponsor Collateral and (b) all assets of and Equity Interests in the Borrower, in each case of clause (a) and (b), whether now owned or hereinafter acquired and upon which a Lien is purported to be created by any Security Document then in effect or contemplated to be in effect.

“Collateral Agent”: as defined in the preamble hereto.

“Communications”: as defined in Section 9.2(c).

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Corporate Trustee”: means The Bank of New York, a New York corporation, as corporate co-trustee, as successor to United States Trust Company of New York.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulted Advance”: with respect to a Lender at any time, the portion of any amounts required to be paid or made available by such Lender to the Borrower pursuant to Section 2.2 at or prior to such time which has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.11(e) as of such time.

“Defaulted Amount”: with respect to a Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.2, and (b) any Agent pursuant to Section 8.7.

“Defaulting Lender”: at any time that the conditions precedent set forth in Section 4.1 have been satisfied or properly waived, a Lender if, at such time, such Lender owes a Defaulted Advance or a Defaulted Amount.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (or, in each case, any series of related dispositions); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Environmental Affiliate”: the Sponsor, the Pledgor, the Lessee, the Lessor and any other Person, only to the extent of, and only with respect to any matter or actions of any of the foregoing for which, the Borrower or Lessee solely with respect to the Project could reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to any of the foregoing, whether the source of the Borrower’s obligation is by contract or operation of Law.

“Environmental Approvals”: any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim”: any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case (x) either (i) with respect to environmental contamination-related liabilities or obligations with respect to which the Borrower could reasonably be expected to be responsible that are, or could reasonably be expected to be, in excess of five hundred thousand Dollars ($500,000) in the aggregate, or (ii) that has or could reasonably be expected to result in a Material Adverse Effect and (y) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person; (ii) circumstances forming the basis of any violation, or alleged violation, of any

Environmental Laws or Environmental Approvals; or (iii) exposure to Materials of Environmental Concern.

“Environmental Laws”: all Laws applicable to the Project relating to pollution or protection of human health, safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise applicable to the Project relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, management, remediation or handling of Materials of Environmental Concern.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Interests”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any Person, trade or business that, together with the Borrower, Pledgor or Lessee, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: for any Interest Period for any Eurodollar Loan:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(c)         if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by WestLB to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Loan”: a Loan for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                    Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters”: (a) that certain Fee Letter dated as of the date hereof among the Administrative Agent, the Collateral Agent and the Borrower, and (b) that certain Fee Letter dated as of the date hereof between the Lead Arranger and the Borrower.

“FERC 203 Approval”: as defined in Section 4.1(n). “FERC 204 Approval”: as defined in Section 3.2.

"Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lender.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“GE OP”: SGE (New York) Associates, a New York partnership.

“GE PSA”: that certain Purchase and Sale Agreement dated as of October 30, 2007 between the Sponsor as purchaser and the GE OP as seller.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, and any securities exchange.

“Governmental Approvals”: any authorization, consent, approval, license, lease, ruling, permit, certification, exemption or filing for registration by or with any Governmental Authority.

“Granting Lender”: as defined in Section 9.6(g).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Indebtedness”: means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing);

(b)            all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c)            all obligations of such Person for the deferred purchase price of property or services;

(d)            all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e)            the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(f)            all Capital Lease Obligations;

(g)           net obligations of such Person under any Swap Contract;

(h)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(i)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnitee”: as defined in Section 9.5.

“Indenture Event of Default”: as defined in the Participation Agreement.

“Indenture Trustee”: Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as indenture trustee.

“Individual Trustee”: Ming Ryan, an individual, as replacement individual owner trustee to Louis P. Young.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the date of any repayment or prepayment made in respect thereof (including the final maturity date of such Loan), (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months or a whole multiple thereof after the first day of such Interest Period and the date of any repayment or prepayment made in respect thereof (including the final maturity date of such Loan).

"Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the Closing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower in its Borrowing Notice or Interest Period Notice, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months thereafter as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)          the Borrower may not select an Interest Period that would extend beyond the Maturity Date; and

(3)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interest Period Notice”: the notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit F, irrevocably delivered to the Administrative Agent.

“Investment”: any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase of any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or any other investment in, any other Person.

“Lead Arranger”: as defined in the preamble hereto.

“Lease”: as defined in the recitals hereto.

“Lease Event of Default”: as defined in the Participation Agreement.

“Lease Indenture”: that certain Trust Indenture, Security Agreement and Mortgage dated as of December 16, 1985, between Owner Trustee and the Indenture Trustee, as amended from time to time prior to the date hereof.

“Lease Termination Agreement”: that certain Lease Termination Agreement dated as of the date hereof among the Borrower, the Lessee and the Collateral Agent in form and substance satisfactory to the Administrative Agent. “Leased Interest”: the property that is subject to the Transaction Documents, including a 19.28571% undivided interest in the Project and a 9.642885% undivided interest in certain common facilities used by the Project.

“Lender”: (a) on the Closing Date, WestLB AG, New York Branch, and (b) at any time after the Closing Date, WestLB AG, New York Branch and each other bank or other financial institution or entity, if any, that may from time to time become party to this Agreement as a “Lender” in accordance with Section 9.6.

“Lender Assignment Agreement”: as defined in Section 9.6(c).

“Lessee”: as defined in the recitals hereto.

“Lessor”: as defined in the recitals hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: as defined in Section 2.1.

“Loan Documents”: collectively, this Agreement, the Borrower Security Agreement, the Sponsor Security Agreement, the Pledge Agreement, the Note, the Fee Letters and the Lease Termination Agreement.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise) or prospects of the Borrower, the Owner Participant Interest, the Leased Interest or the Project, (b) the ability of the Borrower to perform its material obligations under the Loan Documents or the ability of the Lessee to perform its material obligations under the Operative Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lender hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not naturally occurring and whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maturity Date”: the date that is two (2) years after the Closing Date.

“Montana Pension Plan”: the NorthWestern Energy, a Division of

NorthWestern Corporation, Pension Plan, a qualified defined benefit pension plan. “Moody’s”: Moody’s Investor Service, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”: as defined in Section 2.13(a).

“Non-Recourse Debt”: Indebtedness as to which the Borrower has no direct or indirect liability whether as primary obligor, guarantor, surety, provider of collateral security or through any other right or arrangement of any nature (including any election by the holder of such indebtedness) providing direct or indirect assurance of payment or performance of any such obligations in whole or in part.

“Non-U.S. Lender”: as defined in Section 2.13(d).

“Note”: as defined in Section 2.3(e).

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loan and all other obligations and liabilities of the Borrower to the Administrative Agent or to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Omnibus Amendment”: means that certain Omnibus Amendment dated as of November 30, 2007, among the Lessee, the Owner Trustee, NorthWestern Corporation as Owner Participant, certain institutions as Loan Participants and the Indenture Trustee.

“Operative Documents”: as defined in the Participation Agreement and, without duplication, the Transaction Documents (it being understood, for the avoidance of doubt, that such documents include the Omnibus Amendment), as all such documents are in effect as of the date hereof.

“Organic Documents”: with respect to the Sponsor, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock and, with respect to the Borrower or the Pledgor, its certificate of formation or articles of organization and its limited liability company agreement.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owner Participant”: as defined in the Participation Agreement, including by operation of Section 15 of the Participation Agreement.

“Owner Participant Interest”: the interest of the Owner Participant in, to and under: (i) the Participation Agreement, (ii) the Trust Agreement and (iii) each of the other Transaction Documents and all insurance policies and other agreements, documents and instruments required to be maintained or furnished in accordance with the Transaction Documents, including without limitation, the beneficial interest of the Owner Participant in the Trust Estate (as defined in the Trust Agreement), and all owner participant proceeds of each thereof, all pertaining to the Leased Interest.

“Owner Trustee”: as defined in the recitals hereto.

“Participant”: as defined in Section 9.6(b).

“Participation Agreement”: that certain Participation Agreement dated as of December 16, 1985, among the Owner Trustee, the Sponsor (as assignee of the GE OP), as Owner Participant, certain institutions as Loan Participants, the Lessee and the Indenture Trustee, as amended from time to time prior to the date hereof.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Liens”: as defined in Section 6.2.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: an employee pension benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code that is sponsored or maintained by the Borrower, the Pledgor, the Lessee or any ERISA Affiliate, or in respect of which the Borrower or any ERISA Affiliate has any obligation to contribution or liability.

“Pledge Agreement”: the Pledge and Security Agreement, dated as of the date hereof among the Borrower, the Pledgor and the Collateral Agent.

“Pledgor”: NorthWestern Services LLC, a Delaware limited liability company.

“Process Agent”: as defined in Section 9.11(c).

“Project”: as defined in the recitals hereto.

“Project Site”all real property where the Project is located, including but not limited to all real property subject to that certain Ground Lease dated as of December 16, 1985 between the Sponsor (as successor to The Montana Power Company) as lessor and the Owner Trustee as lessee.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PUHCA”: as defined in Section 3.13(a).

“Register”: as defined in Section 9.6(d).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Fund”:with respect to the Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by such Lender, by an Affiliate of such Lender or by the same investment advisor as such Lender.

“Reportable Event”: a “reportable event” within the meaning of Section 4043(c) of ERISA.

“Required LLC Provisions”: as defined in Section 3.23.

“Required Lenders”: at any time on and after the Closing Date, the Lender (other than Defaulting Lenders) holding more than 50% of the Total Loan then outstanding.

“Requirement of Law”: as to any Person, the certificate of formation and limited liability operating agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person, or any other officer of such Person designated as a Responsible Officer by any one of the foregoing.

“Restricted Investment”: an Investment other than in Cash Equivalents.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: the Lender and the Agents.

“Security”: the security created in favor of the Collateral Agent pursuant to the Security Documents.

“Security Documents”: the Borrower Security Agreement, the Sponsor Security Agreement, the Pledge Agreement and the Lease Termination Agreement.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“South Dakota Pension Plan”: the NorthWestern Corporation Pension Plan, a qualified defined benefit pension plan.

“SPC”: as defined in Section 9.6(g).

"Sponsor”: as defined in the recitals hereto.

“Sponsor Collateral”: the collateral of the Sponsor described in, and upon which a Lien is purported to be created by, the Sponsor Security Agreement.

“Sponsor Security Agreement”: that certain Assignment and Security Agreement entered into as of the date hereof between the Sponsor and the Collateral Agent.

“Standard & Poor’s”: Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc.

“Sublease”: as defined in the recitals hereto.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract”: means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement and (c) for the avoidance of doubt, excludes any contract for the physical sale or purchase of any commodity.

“Swap Termination Value”: in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, in accordance with the terms of the applicable Swap Contract, or, if no provision is made therein, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Termination Event”: (i) a Reportable Event with respect to any Plan, (ii) the initiation of any action by the Borrower, Pledgor or Lessee, any ERISA Affiliate or any Plan fiduciary to terminate any Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to a Plan as a termination under Section 4041(e) of ERISA (other than treatment as a standard termination under Section 4041(b) of ERISA), (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate any Plan or to appoint a trustee to administer any Plan, (iv) the withdrawal of the Borrower, the Pledgor, the Lessee or any ERISA Affiliate from a Multiemployer Plan during a plan year in which the Borrower, the Pledgor or the Lessee or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA (v) the partial or complete withdrawal of the Borrower, the Pledgor or the Lessee or any ERISA Affiliate from a Multiemployer Plan, or

(vi) the Borrower, the Pledgor or the Lessee or any ERISA Affiliate is in default (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

“Threat of Release”: as the term “threat of release” is used in CERCLA.

“Total Loan”: at any time, the aggregate amount of the Loan outstanding at such time.

“Transaction Documents”: as defined in the GE PSA.

“Transfer”: the direct or indirect transfer of 100% of the Owner Participant Interest from the Sponsor to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

“Transferee”: as defined in Section 9.13.

“Trust Agreement”: as defined in the recitals hereto.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Benefit Liabilities”: with respect to any Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement No. 35 and used in preparing the Plan’s financial statements) exceeds (ii) the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such Plan.

“WestLB” means WestLB AG, New York Branch.

“WestLB Entity”: WestLB or any of its affiliates.

1.2          Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(f)           Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document, together with all schedules, exhibits and attachments thereto, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g)          The term “knowledge”, and any other similar expression, in relation to the Borrower or Sponsor shall mean knowledge, after due inquiry, of any Responsible Officer of the Borrower or Sponsor, as the case may be, and any Person replacing any such Person as an officer or manager of the Borrower or Sponsor, as the case may be.

(h)          Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS

2.1          Commitments. (a) Subject to the terms and conditions hereof, the Lender agrees to make a Loan to the Borrower on the Closing Date in a principal amount of one hundred million Dollars ($100,000,000) (the “Loan”).

(b)          The Borrower shall repay the outstanding principal amount of the Loan on the Maturity Date.

2.2           Procedure for Borrowing. The Borrower may borrow on the Closing Date the principal amount of the Loan; provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice, which Borrowing Notice (a) must be received by the Administrative Agent prior to 11:00 a.m., New York City time, on the Closing Date, (b) shall be for a Base Rate Loan only and (c) shall be, once delivered by the Borrower, irrevocable. Upon receipt of such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify the Lender thereof. The Lender will make the Loan available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Closing Date in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.3           Repayment of Loan; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lender the then unpaid principal amount of the Loan on the Maturity Date, or on such earlier date on which the Loan becomes due and payable pursuant to this Section 2 or Section 7. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loan from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

(b)       The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Loan from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c)       The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), in which shall be recorded (i) the amount of the Loan made hereunder and the Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and the Lender’s share thereof.

(d)       The entries made in the Register and the account of the Lender maintained pursuant to Section 2.3(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan made to the Borrower by the Lender in accordance with the terms of this Agreement.

(e)       The Borrower agrees that, upon its receipt of notice of the request to the Administrative Agent by the Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing the Loan or any portion thereof held by such Lender, substantially in the form of Exhibit B (a “Note”), with appropriate insertions as to date and then outstanding principal amount; provided, that delivery of the Note shall not be a condition precedent to the occurrence of the making of the Loan on the Closing Date.

2.4       Fees. The Borrower agrees to pay to the Administrative Agent, the Collateral Agent and the Lead Arranger the fees in the amounts and on the dates agreed to in the Fee Letters (or otherwise from time to time agreed to in writing by the Borrower and the Lead Arranger, Administrative Agent or Collateral Agent). Once paid, any such fees shall not be refundable under any circumstances.

2.5         Optional Prepayments. The Borrower may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty (but including breakage costs, if any, pursuant to Section 2.14), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., New York City time, three Business Days prior thereto, which notice shall specify the date and amount of such prepayment; provided, that if the Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the

Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Loan shall be in an aggregate principal amount of one million Dollars ($1,000,000) or a whole multiple thereof. Amounts of the Loan prepaid pursuant to this Section 2.5 may not be reborrowed.

2.6           Mandatory Prepayments. The Borrower shall be required to prepay the Loan:

(a)         in an amount equal to any insurance proceeds received by the Borrower;

(b)         in an amount equal to the proceeds received by the Borrower of any Disposition of Property of the Borrower (including all or any portion of the Collateral) or of the Lessor; and

(c)         in an amount equal to the aggregate outstanding principal amount of the Loan in the event the Lease or any other Operative Document is terminated.

If the Loan or any portion thereof is prepaid pursuant to this Section 2.6 on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Amounts of the Loan prepaid pursuant to this Section 2.6 may not be reborrowed.

2.7        Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert a Base Rate Loan to a Eurodollar Loan by giving the Administrative Agent an Interest Period Notice no later than 11:00 a.m., New York City time, three Business Days prior thereto (which notice shall specify the requested conversion to a Eurodollar Loan and the length of the initial Interest Period to be applicable to such Eurodollar Loan), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Maturity Date. The Borrower may elect from time to time to convert a Eurodollar Loan to a Base Rate Loan by giving the Administrative Agent an Interest Period Notice no later than 11:00 a.m., New York City time, two Business Days prior thereto (which notice shall specify the requested conversion to a Base Rate Loan), provided that any such conversion of a Eurodollar Loan may be made only on the last day of an Interest Period with respect thereto. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lender thereof.

(b)          The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving the Administrative Agent an Interest Period Notice no later than 11:00 a.m., New York City time, three Business Days prior to such expiration (which notice shall specify the requested continuation of the Eurodollar Loan and the length of the next Interest Period to be applicable to such Eurodollar Loan), provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loan shall be converted automatically to a Base Rate Loan on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lender thereof.

2.8        Interest Rates and Payment Dates. (a) If the Loan is a Eurodollar Loan, such Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin with respect to a Eurodollar Loan.

(b)       If the Loan is a Base Rate Loan, such Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin with respect to a Base Rate Loan.

(c)       (i) If all or a portion of the principal amount of the Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the Loan (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.8 plus 2%, and (ii) if all or a portion of any interest payable on the Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to a Base Rate Loan (including the Applicable Margin) plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (after as well as before judgment).

(d)       Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.8 shall be payable from time to time on demand.

2.9       Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to a Base Rate Loan, the interest thereon shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lender of each determination of the Eurodollar Rate. Any change in the interest rate on the Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lender of the effective date and the amount of each such change in interest rate.

(b)       Each determination of an interest rate by the  Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lender in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.10      Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)       the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)      the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loan or portion thereof during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lender as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loan requested to be made on the first day of such Interest Period shall be made as a Base Rate Loan, (y) if the Loan was to have been converted or continued on the first day of such Interest Period to a Eurodollar Loan, the Loan shall remain as or be converted to, as the case may be, a Base Rate Loan, and (z) any outstanding Eurodollar Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to a Base Rate Loan. Until such notice has been withdrawn by the Administrative Agent, the Loan shall continue as a Base Rate Loan.

2.11       Pro Rata Treatment and Payments Sharing of Payments Set-off. (a) To the extent “Lender” includes at such time any entity other than WestLB AG, New York Branch, each payment of interest in respect of the Loan and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lender pro rata according to the respective amounts then due and owing to such Lender.

(b)      To the extent “Lender” includes at such time any entity other than WestLB AG, New York Branch, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loan shall be made pro rata according to the respective outstanding principal amounts of the Loan then held by the Lender.

(c)       To the extent “Lender” includes at such time any entity other than WestLB AG, New York Branch, the application of any payment of the Loan (including optional and mandatory prepayments) shall be made ratably among the Lender based on each Lender’s aggregate outstanding principal amount of the Loan. Each payment of the Loan shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d)       All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lender, at the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lender, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment on the Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)            The Administrative Agent may assume that the Lender is making the amount that would constitute such borrowing available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date, the Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until the Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to the Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If the borrowing is not made available to the Administrative Agent by the Lender within three Business Days after the Closing Date, the Administrative Agent, on demand, shall also be entitled to recover, and the Borrower shall pay to the Administrative Agent, such amount with interest thereon at the rate per annum applicable to a Base Rate Loan.

(f)         Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lender their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from the Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Lender against the Borrower.

(g)      Upon receipt by the Administrative Agent of payments on behalf of the Lender, the Administrative Agent shall promptly distribute such payments to the Lender entitled thereto, in like funds as received by the Administrative Agent.

(h)       To the extent “Lender” includes at such time any entity other than WestLB AG, New York Branch, except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if a Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(i)       Upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

2.12      Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)       shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

(ii)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)         shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining a Eurodollar Loan, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If the Lender becomes entitled to claim any additional amounts pursuant to this Section 2.12, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If the Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate the Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)            A certificate as to any additional amounts payable pursuant to this Section 2.12 (and setting forth calculations in reasonable detail demonstrating the basis therefor) submitted by the Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.12 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

2.13 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by the Governmental Authority of the jurisdiction under the laws of which any Agent or the Lender is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located (other than any amounts imposed solely due to such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or the Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.13 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender immediately prior to the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b)           In addition, the Borrower shall pay any Non-Excluded Taxes and Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lender for any incremental taxes, interest or penalties that may become payable by any Agent or the Lender as a result of any such failure. The agreements in this Section 2.13 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

(d)         Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a duly completed statement substantially in the form of Exhibit D and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)         Upon the request of Borrower, if the Lender is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement the Lender shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

2.14      Indemnity. The Borrower agrees to indemnify the Lender for, and to hold the Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of a Eurodollar Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of the Loan on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed for the period from the date of such prepayment or of such failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for the Loan provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.14 (and setting forth calculations in reasonable detail demonstrating the basis therefor) submitted to the Borrower by the Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

2.15       Illegality. Notwithstanding any other provision herein, if after the Closing Date the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain a Eurodollar Loan as contemplated by this Agreement, such Lender’s Loan then outstanding as a Eurodollar Loan, if any, shall be converted automatically to a Base Rate Loan on the last day of the then current Interest Period with respect to such Loan or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14.

2.16     Change of Lending Office. The Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12, 2.13(a) or 2.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for the Loan or portion thereof affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.16 shall affect or postpone any of the obligations of the Borrower or the rights of the Lender pursuant to Section 2.12, 2.13(a) or 2.15.

2.17      Replacement of Lender under Certain Circumstances. The Borrower shall be permitted to replace the Lender with a replacement financial institution if such Lender (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13 or gives a notice of illegality pursuant to Section 2.15, (b) defaults in its obligation to make the Loan hereunder or (c) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of the Lender and such amendment, waiver or other modification is consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, the Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.15, (iv) the replacement financial institution shall purchase, at par, the Loan and all other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 (as though Section 2.14 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3 REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lender to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to each Agent and the Lender that:

3.1         Corporate Existence Compliance with Law. The Borrower (a) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has the limited liability power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent to so qualify and be in good standing could not in the aggregate reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2      Corporate Power Authorization Enforceable Obligations. The Borrower has the limited liability company power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby, except (i) consents, authorizations, filings and notices described in Schedule 3.2, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except as set forth in such Schedule 3.2), and (ii) consents, authorizations, filings or notices which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No comment or notice of protest or intervention has been filed with FERC by any third party in respect of the FPA Section 204 authorization issued by FERC on December 28, 2007 (the “FERC 204 Approval”) prior to or on the due date therefor, and the Borrower in good faith does not expect for the FERC 204 Approval to be overturned, amended or modified during the applicable appeal period therefor. This Agreement has been, and each other Loan Document upon execution will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3      No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings by the Borrower hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower (other than violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect and after taking into consideration all consents and waivers obtained by the Borrower prior to the date hereof) and will not result in, or require, the creation or imposition of any Lien on its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

3.4        No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.5        No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.6         Ownership of Property. The Borrower has title in fee simple to, or a valid leasehold interest in, or other appropriate property rights in, all its material real property,

and good title to, or a valid leasehold interest in, all of its Property. All Equity Interests in the Borrower are owned by the Pledgor. The Sponsor is as of the date hereof, and upon consummation of the Transfer the Borrower will be, the sole owner of the Owner Participant Interest.

3.7        Intellectual Property. The Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except for any such Intellectual Property that if it were not so owned or licensed could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower does not infringe on the rights of any Person in any material respect except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.8        Taxes. The Borrower has filed or caused to be filed, completely and on a timely basis, all federal, state and other material tax returns that are required to be filed and has paid, completely and on a timely basis, all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. The Borrower is not and will not be taxable as a corporation for federal tax purposes, and Borrower has not and will not take any action to cause it to be treated as a corporation for any other taxing purpose if it would not, in the absence of such action, be taxable as a corporation for such purposes. The Borrower is not a party to any tax sharing agreement with any Person. The Borrower has not agreed to extend the statute of limitations period applicable to the assessment or collection of any tax. The Borrower is not currently under audit by any Governmental Authority with respect to any tax for any period, there are no claims for additional tax being pursued by any Governmental Authority with respect to the business, income or activities of Borrower and the Borrower has no knowledge of any such claims that have not yet been asserted by or are likely to be asserted by a Governmental Authority.

3.9       Margin Stock Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “buying”, “purchasing” or “carrying” any “margin stock” (as defined or used in Regulation T, U or X of the Board), and no proceeds of the Loan or proceeds the Borrower receives under the Operative Documents will be used to buy, purchase or carry any margin stock or to extend credit to others for the purpose of buying, purchasing or carrying any such margin stock or otherwise in violation of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder.

3.10     Labor Matters and Acts of God. The Borrower does not have any employees, and there are no strikes, work stoppages, lockouts, grievances or other labor disputes against the Borrower, the Pledgor or the Lessee pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Neither the business nor the Property of the Borrower, the

Pledgor or the Lessee, or the Project, is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), that could reasonably be expected to have a Material Adverse Effect.

3.11      ERISA. Except as set forth on Schedule 3.11, none of the Borrower, Pledgor or Lessee nor any of their ERISA Affiliates has (or within the five year period immediately preceding the date hereof had) any liability in respect of any Plan. None of the Borrower, Pledgor or Lessee nor any of their ERISA Affiliates has (or within the five year period immediately preceding the date hereof had) any liability in respect of any Multiemployer Plan. Except as set forth on Schedule 3.11, none of the Borrower, the Pledgor or the Lessee has any contingent liability with respect to any post-retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA. Schedule 3.11 sets forth the Unfunded Benefit Liabilities of each Plan and the projected benefit liabilities under FAS 106 for post-retirement benefits under any such welfare plan. No Termination Event is reasonably expected to occur with respect to any Plan or Multiemployer Plan.

3.12        Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness.

3.13       Utility Regulatory Status. (a) The Borrower is not subject to regulation under the Federal Power Act, the Public Utility Holding Company Act of 2005 (“PUHCA”) or state laws regulating activities of electric utilities, including rate or other financial or organizational regulation.

(b)          The Lender will not solely as a result of entering into the Loan or consummating any transactions contemplated by the Loan, be subject to regulation under the Federal Power Act, PUHCA, or state laws regulating activities of electric utilities, including rate or other financial or organizational regulation; provided, however, that this representation and warranty in this Section 3.13(b) shall not apply with respect to remedies exercised by the Lender upon an Event of Default.

3.14         No Partnerships, Joint Ventures or Subsidiaries. The Borrower does not have any Subsidiaries. The Borrower is not a general partner or a limited partner in any general or limited partnership, a joint venturer in any joint venture or a member in any limited liability company.

3.15       Use of Proceeds. The Borrower shall use the proceeds of the Loan (a) to make a distribution to the Pledgor, which in turn will make a distribution to the Sponsor, and (b) to fund the payment of fees and expenses relating to the Acquisition, the Transfer and the transactions contemplated by this Agreement.

3.16       Operative Documents and Other Contracts. Schedule 3.16 specifies all contracts, agreements, instruments and other documents to which the Borrower is a party or by which the Property of the Borrower is bound (including the Borrower LLC Agreement) (the “Borrower Contracts”). There is no default, event of default, event of loss or force majeure event under any of the Borrower Contracts or the Operative Documents. There is no default, event of default or claim for indemnity under, or material breach of any representation or warranty set forth in, the GE PSA or the other Acquisition Documents. The Borrower has delivered to the Administrative Agent copies of all Borrower Contracts, Operative Documents and Acquisition Documents, which copies are true, correct and complete in all material respects.

3.17        Representations and Warranties under the Participation Agreement. Other than as set forth on Schedule 3.17, the representations and warranties set forth in Section 5.1 and Section 9.1 of the Participation Agreement are true and correct in all material respects as of the date hereof (except for such representations and warranties that expressly on their terms relate to an earlier date, which representations and warranties are true and correct as of such earlier date).

3.18        Environmental Warranties.

(a)            (i) The Borrower (with respect to the Project), the Environmental Affiliates (with respect to the Project), and the Project are in compliance in all material respects with all applicable Environmental Laws, (ii) the Borrower and the Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance in all material respects with the terms and conditions thereof, (iii) neither the Borrower nor any of the Environmental Affiliates has received any written communication (other than any such communication that the Administrative Agent has agreed in writing in not materially adverse) from a Governmental Authority that alleges that the Borrower or any Environmental Affiliate is not in compliance in all material respects with all Environmental Laws and Environmental Approvals, and (iv) there are no circumstances that may prevent or interfere in the future with the Borrower’s or any Environmental Affiliate’s compliance in all material respects with all applicable Environmental Laws and Environmental Approvals.

(b)            There is no Environmental Claim pending or, to the knowledge of the Borrower, threatened against the Borrower in relation to the Project or the Project. To the knowledge of the Borrower and the Sponsor, there is no Environmental Claim pending or threatened against any Environmental Affiliate.

(c)            To the knowledge of the Borrower and the Sponsor after due inquiry, there are no present or past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate or could otherwise reasonably be expected to interfere with the Project.

(d)            Without in any way limiting the generality of the foregoing, (i) there are no locations on or off the Project Site in which the Borrower or, to the knowledge of Borrower, any Environmental Affiliate has stored, disposed or arranged for the disposal of Materials of Environmental Concern that could reasonably be expected to form the basis of an

Environmental Claim, (ii) there are no underground storage tanks located or to be located on the Project Site, (iii) there is no asbestos or lead paint contained in or forming part of any building, building component, structure or office space on the Project Site, and (iv) no polychlorinated biphenyls (PCBs) are or will be used or stored at the Project Site, except in such form, condition and quantity as could not reasonably be expected to result in an Environmental Claim.

(e)         Neither the Borrower nor, to the knowledge of the Borrower and the Sponsor after due inquiry, any Environmental Affiliate has received any letter or request for information under Section 104 of the CERCLA, or comparable state laws, none of the operations of the Borrower or any Environmental Affiliate is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern at the Project or at any other location, including any location to which the Borrower or any Environmental Affiliate has transported, or arranged for the transportation of, any Material of Environmental Concern with respect to the Project.

3.19     Accuracy of Information, etc. All information, reports and other papers and data (other than projections) furnished to the Lender by the Borrower or on behalf of the Borrower were, in each case at the date thereof, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lender a true and accurate knowledge of the subject matter in all material respects. All projections furnished by the Borrower were prepared and presented in good faith by the Borrower based upon facts and assumptions that the Borrower believed to be reasonable in light of current and foreseeable conditions, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that no assurance can be given that the financial results set forth in such projections will actually be realized and the Borrower shall be under no obligation to update such projections. No document furnished or statement made in writing to the Lender by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement contained as of the date thereof any untrue statement of a material fact, or omitted to state any such material fact necessary in order to make the statements contained therein not misleading.

3.20        Solvency. After giving effect to the transactions contemplated hereby, the incurrence of all Indebtedness and obligations being incurred in connection herewith and the Transfer, the Borrower will be Solvent.

3.21      Collateral. The security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents (a) constitute as to personal property included in the Collateral and, with respect to subsequently acquired personal property included in the Collateral, will constitute, a perfected security interest under the UCC to the extent a security interest can be perfected by filing or, in the case of the Equity Interests in the Borrower (such Equity Interests being “certificated securities” as defined in Article 8 of the UCC), by possession by the Collateral Agent; and (b) are, and, with respect to such subsequently acquired property, will be, as to Collateral perfected under the UCC as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise. All such action as is necessary has been taken to establish and perfect for the benefit of the Collateral Agent rights in and to such Collateral to the extent the Collateral Agent’s security interest can be perfected by recording, filing, registration, giving of notice or other similar action. No filing, recordation, re-filing or re-recording other than those described in Section 4.1 (c)(ii) and continuation statements in respect thereof is necessary to maintain the perfection of the security interest in or Liens on the Collateral comprising personal property set forth in the Security Agreement, and all such filings will have been made to the extent the Collateral Agent’s security interest can be perfected by filing. The Collateral Agent has received all original certificates representing all issued and outstanding Equity Interests in the Borrower.

3.22     Separateness.

(a)          The Borrower maintains separate books of account from the Pledgor. The separate liabilities of the Borrower are readily distinguishable from the liabilities of each Affiliate of the Borrower, including the Pledgor.

(b)          The Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.

(c)          The Borrower is in compliance with the provisions set forth on Schedule 3.23.

3.23      Required LLC Provisions. The Borrower LLC Agreement includes each  of the terms (collectively, the “Required LLC Provisions”) set forth in Schedule 3.23.

3.24      Business Indebtedness Contracts. Each of the Borrower and, to the knowledge of the Borrower and the Sponsor, the Lessor has not conducted any business other than the business contemplated by the Loan Documents and the Operative Documents applicable to the Borrower or the Lessor, as the case may be. The Borrower has no outstanding Indebtedness other than the Obligations, and the Lessor has no outstanding Indebtedness other than thirty-three million, two hundred forty-seven thousand and forty-six Dollars and six cents ($33,247,046.06) of Indebtedness under the Lease Indenture. The Borrower is not a party to or bound by any agreement, contract or instrument other than the Borrower Contracts, and, to the knowledge of the Borrower and the Sponsor, the Lessor is not a party to or bound by any agreement, contract or instrument other than the Operative Documents to which the Lessor is a party.

3.25     Financial Information. The financial statements of each of the Borrower and the Sponsor delivered pursuant to Section 4 have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Borrower or the Sponsor, as the case may be, as at the dates thereof and the results of its operations for the period then ended (subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes).

3.26     No Change. Since October 30, 2007, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4 CONDITIONS PRECEDENT

4.1          Conditions to Closing and Funding. The agreement of the Lender to make the Loan requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of the Loan on the Closing Date, of the following conditions precedent:

(a)       Loan Documents. The Administrative Agent shall have received this Agreement and each other Loan Document, in form and substance reasonably satisfactory to the Lender, executed and delivered by a duly authorized officer of the Borrower.

(b)        Consummation of Acquisition Transaction; Borrower Contracts and Operative Documents. The Administrative Agent shall have received evidence reasonably satisfactory to it that the GE PSA and all other Acquisition Documents shall have been duly executed and delivered, and all of the transactions contemplated by the Acquisition Documents shall have been consummated, in each case in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received true, correct and complete copies of the Acquisition Documents certified as such by a Responsible Officer of the Borrower. The Administrative Agent shall have received true, correct and complete copies of the Borrower Contracts and the Operative Documents, certified as such by a Responsible Officer of the Borrower.

(c)       Lien Search; Perfection of Security. The Collateral Agent shall have been granted a first priority perfected security interest in all Collateral, and the Administrative Agent shall have received satisfactory copies or evidence, as the case may be, of the following actions in connection with the perfection of the Security:

(i)            completed requests for information or lien search reports, dated no more than five (5) days (or such other time period reasonably acceptable to the Administrative Agent) before the Closing Date, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in Delaware and any other jurisdictions reasonably requested by the Administrative Agent that name the Borrower, the Pledgor or the Sponsor as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings, which shall show no Liens other than Permitted Liens on the Collateral;

(ii)           UCC financing statements and other filings and recordations in proper form for filing in all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Security Documents covering the Collateral, and each such UCC financing statement and other filing or recordation shall be duly filed on or prior to the Closing Date;

(iii)         the original certificate representing all Equity Interests in the Borrower shall have been delivered to the Collateral Agent, in each case together with a duly executed irrevocable proxy and a duly executed transfer power in the forms attached to the Pledge Agreement relating to such Equity Interests; and

(iv)          with respect to the Borrower, the Pledgor, the Sponsor and the Project, evidence of the making (which may be on the Closing Date) of all other actions, recordings and filings of or with respect to the Security Documents delivered pursuant to Section 4.1 that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first-priority Liens created thereunder.

(d)          Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that (i) the Lessor has no Indebtedness other than thirty-three million two hundred forty-seven thousand forty-six Dollars and six cents ($33,247,046.06) of Indebtedness under the Lease Indenture, and (ii) the Borrower has no Indebtedness other than the Obligations.

(e)          Liens. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the Property of the Borrower, including the Collateral, is free of any Liens other than Permitted Liens, (ii) the Equity Interests in the Borrower are free of any Liens, (iii) the Sponsor Collateral is free of any Liens other than Permitted Liens, and (iv) the Leased Interest is free of any Liens other than the lien held by the Indenture Trustee.

(f)           No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date hereof before or after giving effect to the requested funding of the Loan.

(g)          Approvals. All Governmental Approvals, including the FERC 204 Approval (but, for the avoidance of doubt, excluding the FERC 203 Approval), in form and substance reasonably satisfactory to the Administrative Agent, and all third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby and the continuing operations of the Borrower (including in respect of, and after, (i) the consummation of the transactions contemplated by the Acquisition Documents and (ii) the grant by the Sponsor of the security interest in the Owner Participant Interest, as contemplated by the Sponsor Security Agreement) shall have been duly obtained and be in full force and effect, and all applicable waiting periods (other than the appeal period in respect of the FERC 204 Approval) shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the financings contemplated hereby. No comment or notice of protest or intervention was filed with FERC by any third party in respect of the FERC 204 Approval prior to or on the due date therefor, and there is no reasonable likelihood that the FERC 204 Approval will be overturned, amended or modified during the applicable appeal period therefor.

(h)          Fees. The Lender and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. Without limiting the generality of the foregoing, all fees required to be paid under the Fee Letters as of the Closing Date shall have been paid in full. All such amounts will be paid with proceeds of the Loan made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(i)           Closing Certificate. The Administrative Agent shall have received certificates of the Borrower, the Pledgor, and the Sponsor, each dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments (including, without limitation, (i) the Organic Documents of each of the Borrower (including the Borrower LLC Agreement, which shall include the Required LLC Provisions), the Pledgor and the Sponsor, (ii) resolutions of each of the Borrower, the Pledgor and the Sponsor (as applicable) in respect of the Loan Documents, the Acquisition Documents and the Transfer, (iii) good standing certificates with respect to the Borrower, the Pledgor and the Sponsor, and (iv) the incumbency and signatures of the Responsible Officers of each of the Borrower, the Pledgor and the Sponsor duly authorized to execute and otherwise act with respect to each Loan Document to which it is party); and

(j)           Financial Statements. The Administrative Agent shall have received accurate and complete copies of the unaudited financial statements of (i) the Borrower as of November 30, 2007 and (ii) the Sponsor for the fiscal quarter ended September 30, 2007, in each case as certified by a Responsible Officer of the Borrower or the Sponsor, as the case may be.

(k)          Legal Opinions. The Administrative Agent shall have received the following executed legal opinions addressed to the Administrative Agent, the Collateral Agent and the Lender and in form and substance reasonably satisfactory to the Administrative Agent:

(i)           the legal opinion of Leonard, Street and Deinard, P.A., counsel to the Borrower, the Pledgor and the Sponsor;

(ii)         the legal opinion of in-house counsel to the Borrower, the Pledgor and the Sponsor; and

(iii)        the legal opinion of Browning, Kaleczyc, Berry & Hoven, P.C., Montana counsel to the Borrower, the Pledgor and the Sponsor.

(l)            PATRIOT Act. The Lender shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

(m)          Representations and Warranties. Each of the representations and warranties made by each of the Borrower, the Pledgor and the Sponsor in or pursuant to the Loan Documents to which it is party (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of the Closing Date.

(n)          FERC Transfer Application. The Borrower and the Sponsor shall have filed with FERC an application requesting FPA section 203 authorization for the Transfer, including request for disclaimer of jurisdiction (or grant of EWG status in the alternative) of the Borrower (the “FERC 203 Approval”), in form and substance reasonably satisfactory to the Administrative Agent.

(o)          Process Agent. The Administrative Agent shall have received, in  form and substance reasonably satisfactory to the Administrative Agent, acceptances from the Process Agent for each of the Borrower, the Pledgor and the Sponsor appointed under Section 9.11(c) and in effect on the Closing Date.

SECTION 5 AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Loan or other Obligation is owing to the Lender or any Agent hereunder, the Borrower shall:

5.1          Financial Statements. Furnish to the Administrative Agent (which shall make available such items to the Lender):

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, copies of (i) the audited balance sheet of the Borrower as at the end of such fiscal year and the related audited statements of income and cash flows of the Borrower for such fiscal year, and (ii) the audited consolidated balance sheet of the Sponsor as at the end of such fiscal year and the related audited consolidated statements of income and cash flows for such year, in each case (i) and (ii) setting forth in comparative form the actual figures as of the end of and for the previous year and reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing; provided that delivering to the Administrative Agent copies of the Sponsor’s Annual Report on Form 10-K for such period shall satisfy the foregoing requirement (ii) in respect of the Sponsor; and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited balance sheet of the Borrower as at the end of such quarter and the related unaudited statements of income and cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, and (ii) the unaudited consolidated balance sheet of Sponsor as at the end of such quarter and the related unaudited consolidated statements of income and cash flows of the Sponsor for such quarter and the portion of the fiscal year through the end of such quarter, in each case (i) and (ii) setting forth in comparative form the actual figures as of the end of and for the corresponding period in the previous year and certified by a Responsible Officer of the Borrower or Sponsor, as the case may be, as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes); provided that delivering to the Administrative Agent copies of the Sponsor’s Quarterly Report on Form 10-Q for such period shall satisfy the foregoing requirement (ii) in respect of the Sponsor.

(c)           All such financial statements required to be delivered pursuant to the foregoing Section 5.1(a) or (b) shall be complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). Information required to be delivered in respect of the Sponsor pursuant to the foregoing Section 5.1(a) and (b) or pursuant to Section 5.2(c) below shall be deemed to have been delivered on the date on which Sponsor provides notice (including notice by e-mail) to the Administrative Agent (which notice the Administrative Agent will convey promptly to the Lender) that such information has been posted on the SEC website on the Internet at sec.gov/edgar/searches.htm or at another website identified in such notice and accessible by the Lender without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.2(a) or (b) and (ii) the Sponsor shall deliver paper copies of such information to the Administrative Agent, and the Administrative Agent shall deliver paper copies of such information to the Lender upon request.

5.2          Certificates; Other Information. Furnish to the Administrative Agent (which shall make available such items to the Lender):

(a)       concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default, Event of Default, Lease Event of Default or Indenture Event of Default (or event that with notice or the passage of time, or both, would cause the same), except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to the professional standards and customs of their profession);

(b)      concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or 5.1(b), a certificate in the form of Exhibit G of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, (x) the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and (y) the Lessee during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Operative Documents to which it is a party to be observed, performed or satisfied by it, and, in each case, that such Responsible Officer has obtained no knowledge of any Default, Event of Default, Lease Event of Default or Indenture Event of Default (or event that with notice or the passage of time, or both, would cause the same) except as specified in such certificate; and

(c)      promptly, such additional financial and other information as the Lender may, through the Administrative Agent, from time to time reasonably request.

5.3           Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, material to the Borrower (including the Obligations), except (other than in respect of this Agreement or any other Loan Document) where the amount or validity thereof is currently being contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

5.4    Conduct of Business and Maintenance of Existence Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii), to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5      Maintenance of Property Insurance. (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear and casualties excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6         Inspection of Property Books and Records Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Lender to visit and inspect any of its properties (to the extent practicable) and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower, with officers and employees, if any, of the Borrower and with its independent certified public accountants.

5.7        Notices. Within five days after the Borrower has knowledge of such event or circumstance under clause (a) below, within ten days after the Borrower has knowledge of such event or circumstance under clause (b), (c) or (f) below, and within thirty days after the Borrower knows or has reason to know of such event or circumstance under clause (d) or (e) below, give notice to the Administrative Agent of:

(a)       the occurrence of any Default or Event of Default or any default or event of default under the Operative Documents

(b)       any (i) default or event of default under any Contractual Obligation of the Borrower or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect

(c)       any litigation or proceeding affecting the Borrower or the Sponsor (i) in which the amount involved, in the case of the Borrower, is one million Dollars ($1,000,000) or more, or in the case of the Sponsor, is ten million Dollars ($10,000,000) or more, and in either case is not covered by insurance, (ii) in which injunctive or similar relief is sought which if such relief is obtained could reasonably be expected to have a Material Adverse Effect, or (iii) which directly relates to any Loan Document or Operative Document;

(d)       any of the events described below to the extent such event could reasonably be expected to result in a Material Adverse Effect, together with a duly executed certificate of an Authorized Officer of the Borrower setting forth the details of each such event and the action that the Borrower proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service or Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:

(i)            any Termination Event with respect to a Plan or a Multiemployer Plan has occurred or will occur that could reasonably be expected to result in any liability to the Borrower;

(ii)           any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other material liability on the Borrower;

(iii)          an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan of the Borrower or any ERISA Affiliate;

(iv)          the Borrower, the Pledgor, the Lessee or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA that could reasonably be expected to result in liability to the Borrower;

(v)           if the Borrower, the Pledgor, the Lessee or any ERISA Affiliate files any disclosure on Form 8-K or otherwise pursuant to the Securities Exchange Act of 1934 in respect of Unfunded Benefit Liabilities under any Plan, the Borrower shall provide promptly, or shall cause the Pledgor, the Lessee or such ERISA Affiliate to provide promptly, as the case may be, a copy of such disclosure to the Administrative Agent, and the Administrative Agent shall provide a copy thereof to the Lender;

(vi)          any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) from a Multiemployer Plan that could reasonably be expected to result in any liability to the Borrower, the Pledgor or the Lessee;

(vii)        (vii)      a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in any liability to the Borrower, the Pledgor or the Lessee;

(viii)        a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);

(ix)          the Borrower, the Pledgor or the Lessee and/or any of their ERISA Affiliates has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or

(x)           there is an action brought against the Borrower, the Pledgor or the Lessee or any of their ERISA Affiliates under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA.

(xi)          any demand letter from the PBGC notifying the Borrower, the Pledgor or the Lessee of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate of the president or chief financial officer of the Borrower, the Pledgor or the Lessee, as applicable, setting forth the action the Borrower, the Pledgor or the Lessee proposes to take with respect thereto.

(e)           any notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, the Lessee in connection with the Project; and

(f)            any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the Sponsor) proposes to take with respect thereto. For purposes of this Section 5.7, the Borrower shall be deemed to have knowledge of an event or circumstance if (i) the chief executive officer, president, chief financial officer, treasurer, general counsel or any assistant general counsel of the Borrower or the Sponsor has actual knowledge or receives written notice thereof or (ii) any other officer of the Borrower or the Sponsor charged with responsibility for the matter that is the subject of such notice requirement knows or should have known that such notice was required.

5.8         Environmental Matters. (a) (i) Comply in all respects with, and ensure  compliance in all respects by the Environmental Affiliates, with all Environmental Laws, (ii) keep the Project free of any Lien imposed pursuant to any Environmental Law, (iii) pay or cause to be paid when due and payable by the Borrower any and all costs required in connection with any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project (to the extent applicable to the Borrower or any Environmental Affiliate), and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern, and (iv) use its best efforts to ensure that no Environmental Affiliate takes any action or violates any Environmental Law that could reasonably be expected to result in an Environmental Claim.

(b)         To the extent applicable to the Borrower or any Environmental Affiliate, not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

5.9         Lease Payments. Cause the Lessee to make all rent and other payments  due to the Lessor under the Lease and the other Operative Documents.

5.10       First Priority Ranking. Cause its payment obligations with respect to the Loan to constitute direct senior secured obligations of the Borrower and to rank senior in priority of payment, in right of security and in all other respects to all other Indebtedness of the Borrower.

5.11       Maintenance of Liens. Take or cause to be taken all action necessary or desirable to maintain and preserve the Lien of the Security Documents and the first-ranking priority thereof.

5.12       Certificate of Formation. Observe all of the separateness and other provisions and procedures of its certificate of formation and Borrower LLC Agreement.

5.13       Separateness. Comply at all times with the separateness and other provisions set forth on Schedule 3.22.

5.14      Approvals. Maintain in full force and effect, in the name of the Borrower, all Governmental Approvals and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby.

5.15     Operative Documents. (a) Pay, perform, discharge or otherwise satisfy, and cause the Lessor to pay, perform, discharge or otherwise satisfy, in each case before maturity or before they become delinquent, all of the obligations under the Operative Documents applicable to the Borrower or the Lessor, as the case may be.

(b) Preserve, maintain and enforce all of its interests, rights, remedies and benefits, and cause the Lessor to preserve, maintain and enforce all of the Lessor’s interests, rights, remedies and benefits, under the Operative Documents.

5.16       Taxes. (a) File or cause to be filed, completely and on a timely basis, all tax returns that are required to be filed and will pay or cause to be paid, completely and on a timely basis, all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or charges imposed on it or any of its Property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower), and (b) not make any election or take any other action to be taxable as a corporation for any federal, state or local tax purpose.

5.17        Transfer. (a) Use commercially reasonable efforts to obtain, and cause the Sponsor to use commercially reasonable efforts to obtain, (i) the FERC 203 Approval and (ii) the approval of the Indenture Trustee in respect of the Transfer as described in the Omnibus Amendment, each in form and substance satisfactory to the Administrative Agent, and (b) if the approvals described in clause (a) are obtained, cause the Transfer to be consummated within thirty (30) days after the date of such approvals, in form and substance reasonably satisfactory to the Administrative Agent, and deliver evidence satisfactory to the Administrative Agent of the same.

5.18        Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by the Administrative Agent or the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Lender may be required to obtain from the Borrower forsuchgovernmental consent, approval, recording, qualification or authorization.

SECTION 6 NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Loan or other Obligation is owing to the Lender or any Agent hereunder, the Borrower shall not, directly or indirectly, and shall cause the Lessor not to, directly or indirectly:

6.1        Incurrence of Indebtedness. Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “Incur”) any Indebtedness (other than, in the case of the Lessor, the Indebtedness of the Lessor described in Section 4.1(d)).

6.2        Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property (including the Owner Participant Interest and the other Collateral), whether now owned or hereafter acquired, except for (such liens, “Permitted Liens”):

(a)          Liens for taxes not yet due or that are being contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;

(b)            any attachment or judgment Lien not constituting an Event of Default; and

(c)            in the case of the Lessor, such Liens incurred by the Lessor pursuant to the express terms of the Operative Documents.

6.3      Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or issue any Equity Interests to any Person other than the Pledgor.

6.4       Limitation on Disposition of Property. Dispose of any of its Property or business, whether now owned or hereafter acquired.

6.5      Limitation on Restricted Investments. Make any Restricted Investments; provided, however, that this Section 6.5 shall not restrict the making of any distributions by the Borrower to its owners.

6.6          Limitation on Transactions with Affiliates. Other than (a) the Operative Documents in effect as of the date hereof, or (b) the Transfer, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.7         Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower or the Lessor to end on a day other than December 31 or change the Borrower’s or the Lessor’s method of determining fiscal quarters.

6.8        Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or the Lessor, as the case may be, to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, and (b) the Operative Documents to which it is a party.

6.9         Limitation on Lines of Business. Enter into any business except for (a) in the case of the Borrower, the ownership of the Owner Participant Interest upon consummation of the Transfer and the other Property that Borrower owns as of the date hereof, and actions incidental to such ownership and (b) in the case of the Lessor, as provided by the express terms of the Operative Documents.

6.10      Limitation on Contracts. Enter into any Contractual Obligations other than (a) in the case of the Borrower, this Agreement and the other Loan Documents, the Borrower Contracts and the Operative Documents to which it is a party or to which it will become a party as a result of the Transfer, and (b) in the case of the Lessor, the Operative Documents to which it is a party.

6.11       Operative Documents. Amend, modify, supplement, terminate or waive, or permit the amendment, modification, supplement, termination or waiver of, any Operative Document to which the Borrower or the Lessor, as the case may be, is a party other than as permitted by the express terms of the Loan Documents.

6.12       No Subsidiaries. Create or acquire any Subsidiary or enter into any partnership or joint venture.

6.13      ERISA. (a) Engage in, or permit the Lessee, the Lessor, the Sponsor or the Pledgor to engage in, any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code, (b) incur any obligation or liability in respect of any Plan (other than the Montana Pension Plan or the South Dakota Pension Plan), Multiemployer Plan or employee welfare benefit plan providing post-retirement welfare benefits (other than a plan providing continuation coverage under Part 6 of Title I of ERISA), (c) with respect to the Montana Pension Plan, incur any Unfunded Benefit Liabilities exceeding one hundred million Dollars ($100,000,000), or (d) with respect to the South Dakota Pension Plan, incur Unfunded Benefit Liabilities exceeding fifteen million Dollars ($15,000,000).

6.14       Environmental Matters. Permit (i) any underground storage tanks to be located on the Project Site, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space at the Project Site, (iii) any polychlorinated biphenyls (PCBs) to be used or stored on any property owned or leased by the Borrower or the Lessor or (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at the Project Site, except in material compliance with applicable Environmental Laws.

6.15     Regulatory Status. Take any action which, or fail to take any action the failure of which, would cause Borrower or the Lender to become subject to regulation under the Federal Power Act, PUHCA or state laws regulating activities of electric utilities, including rate or other financial or organizational regulation.

6.16       Margin Stock Regulations. Directly or indirectly apply any part of the proceeds of the Loan or any proceeds it receives under the Operative Documents to the “buying,” “purchasing” or “carrying” of any margin stock within the meaning of Regulations T, U or X of the Board, or any regulations, interpretations or rulings thereunder.

SECTION 7 EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)      the Borrower shall fail to pay any principal of the Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on the Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)      any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)       the Borrower shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a), 5.9, 5.10, 5.11, 5.12, 5.15 or Section 6 of this Agreement; or

(d)      the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, other than as provided in paragraphs (a) through (c) of this Section, and such default shall continue unremedied for a period of 30 days; or

(e)       a Lease Event of Default or Indenture Event of Default shall have occurred and be continuing; or

(f)       (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)      (i) Any Termination Event shall occur, (ii) any Plan shall incur an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (iii) the Borrower shall engage in a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA, (iv) the Borrower or any of its ERISA Affiliates shall fail to pay when due any amount it has become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that a Plan must be terminated or have a trustee appointed to administer it, (vi) the Borrower or any of its ERISA Affiliates shall suffer a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (vii) a proceeding shall be instituted against the Borrower, the Pledgor or the Lessee to enforce Section 515 of ERISA, (viii) the aggregate amount of the then “current liability” (as defined in Section 41 2(l)(7) of the Code, as amended) of all accrued benefits under such Plan or Plans (other than the Montana Pension Plan and the South Dakota Pension Plan) shall exceed the then current value of the assets allocable to such benefits by more than five hundred thousand Dollars ($500,000) at such time, (ix) with respect to the Montana Pension Plan, the aggregate funded ratio of such plan (value of assets over current liabilities as defined in Section 412(l)(7) of the Code, as amended) shall decline by more than twenty-five percent (25%) from the aggregate funded ratio as of December 31, 2007, (x) with respect to the South Dakota Pension Plan, the aggregate funded ratio of such plan (value of assets over current liabilities as defined in Section 412(l)(7) of the Code, as amended) shall decline by more than twenty-five (25%) from the aggregate funded ratio as of December 31, 2007, or (xi) any other event or condition shall occur or exist with respect to any Plan that would subject the Borrower to any material tax, material penalty or other material liability; or

(h)      one or more judgments or decrees shall be entered against the Borrower involving for the Borrower a liability (to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) of two million five hundred thousand Dollars ($2,500,000) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)      any Change of Control shall occur; or

(j)       any Security Document or financing statement shall for any reason (other than pursuant to the terms thereof) (i) cease to create a valid and perfected first priority Lien on and security interest in the Collateral purported to be covered thereby or (ii) fail to provide the Collateral Agent with rights, titles, interests remedies, powers or privileges intended to be created and provided thereby or any of such rights, titles, interests, remedies, powers or privileges shall cease to be in full force and effect; or

(k)      any portion of the Collateral (other than a portion that is immaterial) shall be damaged, seized or appropriated; or

(l)       (i) any Governmental Approval the loss of which could reasonably be expected to result in a Material Adverse Effect shall cease to be in full force and effect, or (ii) any Environmental Approval is the subject of an Environmental Claim;

(m)      any Environmental Claim shall have occurred with respect to the Borrower, the Project or any Environmental Affiliate, (B) any release, Threat of Release, emission, discharge or disposal of any Material of Environmental Concern shall occur, and such event could reasonably be expected to form the basis of an Environmental Claim against the Borrower, the Project or any Environmental Affiliate, or (C) any violation or alleged violation of any Environmental Law or Environmental Approval shall occur that would reasonably result in an Environmental Claim against the Borrower or the Project or, to the extent the Borrower may have liability, any Environmental Affiliate that, in the case of any of Section 7(m)(A), (B) or (C), could reasonably be expected to result in liability for the Borrower in an amount greater than five hundred thousand Dollars ($500,000) for any single claim or one million Dollars ($1,000,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect; provided that such an occurrence shall not constitute an Event of Default if (x) the estimated liability associated therewith is reasonably expected to be less than two million five hundred thousand Dollars ($2,500,000) net of any insurance proceeds that have actually been paid to, and received by, the Borrower or the Collateral Agent as loss payee in connection therewith, or as reduced by taking into account any amounts that the Borrower demonstrates, to the reasonable satisfaction of the Administrative Agent, within ten (10) Business Days following such occurrence, will be available as and when needed, without conditions, from sources (including insurance proceeds and documented voluntary equity contributions made to the Borrower for the purpose of covering such costs) other than proceeds of the Loan, to cover such costs (and such occurrence could not otherwise reasonably be expected to result in a Material Adverse Effect) and, within ninety (90) days of such occurrence, such liability is reduced below the threshold set forth above this proviso from sources other than Loan proceeds, (y) there have been no more than two (2) occurrences of the nature described in this Section 7(m) during the immediately preceding twelve (12) month period and (z) during such cure period, the Borrower undertakes any remedial or responsive actions then required to be undertaken under applicable Law;

then, and in any such event, (A) if such event is an Event of Default specified in clause or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, take one or more of the following actions: (i) by notice to the Borrower, declare the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (ii) terminate the Lease pursuant to the terms of the Lease Termination

Agreement and (iii) exercise any or all remedies provided for under this Agreement or the other Loan Documents.

SECTION 8 THE AGENTS

8.1       Appointment. (a) The Lender hereby irrevocably designates and appoints the Agents as its agents under this Agreement and the other Loan Documents, and the Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b)          The Lender hereby irrevocably appoints WestLB as its Collateral Agent under and for purposes of each Loan Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Collateral Agent for the Secured Parties in accordance with the terms of this Agreement. The Lender hereby irrevocably appoints and authorizes the Collateral Agent to act as its agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower or the Pledgor to the Collateral Agent in order to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, as the case may be, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents. Notwithstanding any provision to the contrary contained elsewhere in any Loan Document, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents to which the Collateral Agent is party.

8.2          Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

8.3           Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to the Lender for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to the Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.4        Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document, or to institute any legal proceedings arising out of or in connection with this Agreement or any other Loan Document, unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lender against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action or instituting any such legal proceeding. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loan.

8.5         Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from the Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lender.

8.6        Non-Reliance on Agents and Other Lenders. The Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to the Lender. The Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loan hereunder and enter into this Agreement. The Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lender by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide the Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7        Indemnification. The Lender agrees to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Loan shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loan) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that the Lender shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loan and all other amounts payable hereunder.

8.8        Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loan made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan

Documents as the Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity. Successor Agents. (a) The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lender and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lender a successor agent for the Lender, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loan. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lender shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b)      After any retiring Agent’s resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.9       Collateral Agent May File Proofs of Claim. (a) In case of the pendency of any insolvency or liquidation proceeding relative to the Borrower or the Pledgor (including any event relative to the Borrower described in Section 7(f)), the Collateral Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or the Lender shall have made any demand on the Borrower) shall be entitled and empowered, but shall not be obligated, by intervention in such proceeding or otherwise:

(i)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender and its agents and counsel and all other amounts due the Lender under Section 2.4, 2.14 and Section 9.5) allowed in such judicial proceeding; and

(ii)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)          Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent consents to the making of such payments directly to the Lender, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 2.4, Section 2.14 and Section 9.5.

(c)          Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of the Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of the Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

8.10       Collateral Matters. (a) The Lender irrevocably authorizes the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document for the benefit of the Lender (i) upon the occurrence of the date on which all amounts payable in respect of the Obligations have been irrevocably and indefeasibly paid in full in cash (other than obligations under the Loan Documents that by their terms survive and with respect to which no claim has been made by the Lender), (ii) if approved, authorized or ratified in writing in accordance with Section 9.1 or (iii) as permitted pursuant to the terms of the Loan Documents.

(b)       Upon request by the Collateral Agent at any time and from time to time, the Lender will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the Borrower or the Pledgor, as the case may be, such documents as such Person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents in accordance with the terms of the Loan Documents and this Section 8.11.

(c)       Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Loan Documents to which it is party, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action on other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC continuation statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.

8.11     The Lead Arranger. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

SECTION 9 MISCELLANEOUS

9.1       Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and the Borrower may, or (with the written consent of the Required Lenders) the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall, without the consent of the requisite Lender specified below:

(i)            forgive the principal amount or extend the Maturity Date of the Loan, reduce the stated rate of any interest or fee payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, in each case without the consent of each Lender directly affected thereby;

(ii)           amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the consent of all the Lenders;

(iii)          amend, modify or waive any condition precedent to closing and funding of the Loan set forth in Section 4 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for the Loan to be made) without the consent of the Required Lenders;

(iv)          reduce the percentage specified in the definition of Required Lenders without the consent of all of the Lenders;

(v)            amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(vi)          amend, modify or waive any provision of Section 2.11 without the consent of each Lender directly affected thereby; or

(vii)         (vii)    impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.6 without the consent of all the Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loan. In the case of any waiver, the Borrower, the Lender and the Agents shall be restored to their former position and rights hereunder and under the other Loan

Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or email transmission shall be effective as delivery of a manually executed counterpart thereof.

9.2         Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (i) in the case of the Borrower and the Agents, as follows, (ii) in the case of the Lender, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to a Lender Assignment Agreement, in such Lender Assignment Agreement, or (iii) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Colstrip Lease Holdings, LLC
3010 West 69th Street
Sioux Falls, South Dakota 57108
	Attention:	c/o Paul Evans,
Treasurer, NorthWestern Corporation
	Facsimile:	(605) 978-2845
	Telephone:	(605) 978-2851

With copies to:	NorthWestern Energy
600 Market Road
Huron, SD 57350
	Attention:	Donna Haeder,
Director of Risk Management
	Facsimile:	(605) 353-8211
	Telephone:	(605) 353-7555

and	NorthWestern Corporation
3010 West 69th Street
Sioux Falls, South Dakota 57108
	Attention:	Lori Urinko
Law Department
	Facsimile:	(605) 978-2910
	Telephone:	(605) 978-2830

The Administrative Agent:	WestLB AG, New York Branch
1211 Avenue of the Americas
New York, NY 10036
	Attention:	Andrea Bailey
	Facsimile:	(212) 302-7946
	Telephone:	212-597-1158
E-mail: NYC_Agency_Services@WestLB.com

The Collateral Agent:	WestLB AG, New York Branch
1211 Avenue of the Americas
New York, NY 10036
	Attention:	Andrea Bailey
	Facsimile:	(212) 302-7946
	Telephone:	212-597-1158
E-mail: NYC_Agency_Services@WestLB.com

provided that any notice, request or demand to or upon the Agent or the Lender shall not be effective until received.

(b)            Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            So long as WestLB is the Administrative Agent, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the making of the Loan by the Lender, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the Closing Date or the making of the Loan by the Lender (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to ny_agency services@westlb.com. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at such e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. In addition, the Borrower agrees to continue to provide the

Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

9.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4         Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan and other extensions of credit hereunder.

9.5         Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out of pocket costs and expenses incurred in connection with the syndication of the credit facility contemplated hereunder (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse the Agents and, if incurred during the continuance of an Event of Default, the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to the Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse the Lender and the Agents for, and hold the Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse the Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or the Lessor, or any Environmental Claim related in any way to the Borrower or the Lessor or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information, data, reports or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (unless it is finally judicially determined that such interception was directly a result of the gross negligence or willful misconduct of such Indemnitee) or for any special, indirect, consequential or punitive damages in connection with the credit facility contemplated hereunder. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives all rights for contribution or any other rights of recovery with respect to, claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Paul Evans (facsimile (605) 978-2845; telephone (605) 978-2851) at the address of the Borrower set forth in Section 9.2(a), or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loan and all other amounts payable hereunder.

9.6         Successors and Assigns; Participations and Assignments.

(a)           This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, the Agents, all future holders of the Loan and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Agents and the Lender.

(b)           The Lender may, in the ordinary course of its business, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in the Loan owing to such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any

Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loan are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lender the proceeds thereof as provided in Section 2.11(h) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 with respect to its participation in the Loan outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.13, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender (an “Assignor”) may, in the ordinary course of its business, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or, with the consent of the Borrower (not to be unreasonably withheld or delayed, and provided that if a Default or Event of Default has occurred and is continuing, the Borrower’s consent shall not be required) and the Administrative Agent, to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to a Lender Assignment Agreement, substantially in the form of Exhibit C (“Lender Assignment Agreement”), executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent and, in the absence of any Default or Event of Default, Borrower is required pursuant to the foregoing provisions, by the Administrative Agent and, if applicable, Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that with respect to assignments of the Loan, no such assignment to an Assignee (other than any Lender or any Affiliate or Related Fund thereof) shall be in an aggregate principal amount of less than five million Dollars ($5,000,000) (other than in the case of an assignment of all of a Lender’s interests under this Agreement) and, after giving effect thereto, such Assignor shall hold a portion of the Loan aggregating at least five million Dollars ($5,000,000) (if holding any), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Assignment Agreement, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Lender Assignment Agreement, have the rights and obligations of a Lender hereunder with the Loan as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.12, 2.13 and 9.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts and minimum hold amounts set forth in this paragraph, multiple assignments to or by two or more Related Funds shall be aggregated.

(d)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2(a) a copy of each Lender Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lender and the principal amount of the Loan owing to, such Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lender shall treat each Person whose name is recorded in the Register as the owner of the Loan or a portion thereof and any Notes evidencing such Loan recorded therein for all purposes of this Agreement. Any assignment of the Loan or a portion thereof, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Lender Assignment Agreement; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or the Lender (with respect to any entry relating to such Lender’s Loan or portion thereof) at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a Lender Assignment Agreement executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment by the applicable Assignor or Assignee to the Administrative Agent of a registration and processing fee of two thousand five hundred Dollars ($2,500) (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a WestLB Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Lender Assignment Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. The Borrower, at its own expense, promptly upon receipt of a request by the Administrative Agent, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Commitment assumed or acquired by it pursuant to such Lender Assignment Agreement. Such new Note or Notes shall be dated the effective date of the relevant assignment and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)            For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of the Loan or a portion thereof and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in the Loan or a portion thereof and Notes, including, without limitation, any pledge or assignment by the Lender of the Loan or a portion thereof or Note to any Federal Reserve Bank in accordance with applicable law.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”)may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of the Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make the Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in the Loan to the Granting Lender or, with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of the Loan, and (B) disclose on a confidential basis any non-public information relating to its Loan or portion thereof to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This Section 9.6(g) may not be amended without the written consent of any SPC with the Loan or portion thereof outstanding at the time of such proposed amendment.

9.7        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.8        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9         Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Lead Arranger and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lead Arranger, any Agent or the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.10       GOVERNING LAW.THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

9.11         Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)            submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            (c)          (i) appoints CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 (the “Process Agent”) as its agent to receive on behalf of itself and its properties services of copies of the summons and complaint and any other process that may be served in any such action or proceeding in the State of New York, (ii) agrees that if for any reason the Process Agent shall cease to act as such for the Borrower, the Borrower shall designate a new agent in New York City on the terms and for the purposes of this Section 9.11(c) reasonably satisfactory to the Administrative Agent, (iii) agrees that such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and (iv) authorizes and directs the Process Agent to accept such service on its behalf;

(d)            agrees that, as an alternative method of service of process, service of process in any such action or proceeding may also be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2(a) or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(e)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f)             waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.11 any special, exemplary, punitive or consequential damages.

9.12        Acknowledgments. The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          none of the Lead Arranger, the Agents or the Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lead Arranger, the Agents and the Lender, on one hand, and the Borrower on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lead Arranger, the Agents and the Lender, or among the Borrower and the Lender.

9.13        Confidentiality. Each of the Agents and the Lender agrees to keep confidential all non-public information provided or made available to it by, or on behalf of, the Borrower in connection with this Agreement and the transactions contemplated hereby; provided that nothing herein shall prevent any Agent or the Lender from disclosing any such information (a) to the Lead Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority or self-regulatory organization having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or self-regulatory organization or as may otherwise be required pursuant to any Requirement of Law, (f) in connection with any litigation or similar proceeding relating to any Obligation, this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, (g) that has been publicly disclosed other than in breach of this Section 9.13, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

9.14        Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.15      WAIVERS OF JURY TRIAL.TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE BORROWER, THE AGENTS AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COLSTRIP LEASE HOLDINGS, LLC, as

Signature Page to Colstrip Lease Holdings, LLC

$100,000,000 Credit Agreement

WESTLB AG, NEW YORK BRANCH,

as Sole Lead Arranger, Bookrunner and

Syndication Agent

WESTLB AG, NEW YORK BRANCH,

as Administrative Agent

WESTLB AG, NEW YORK BRANCH,

as Collateral Agent

Signature Page to Colstrip Lease Holdings, LLC

$100,000,000 Credit Agreement

WESTLB AG, NEW YORK BRANCH,

as Lender

Signature Page to Colstrip Lease holdings, LI.,C

$1.00,000,000 Credit Agreement

SCHEDULE 3.2

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

1.

The Sponsor is subject to regulation under the Federal Power Act (“FPA”). The Sponsor applied to the Federal Energy Regulatory Commission (the “FERC”) for any authority necessary to pledge the Owner Participant interest as contemplated by the Sponsor Security Agreement pursuant to its “Application of Northwestern Corporation for Authorization under Section 204 of the Federal Power Act and Request for Shortened Comment Period” dated December 5, 2007, Docket No. ES08-7-000. The Sponsor obtained authorization from the FERC pursuant to Section 204 consistent with the foregoing application pursuant to the FERC’s Order_                                     _dated December ____, 2007, Docket No. ES08-7-000, authorizing, among other things, the Sponsor to enter into the Sponsor Security Agreement.

2.

The Sponsor is subject to regulation under the FPA. The Sponsor applied to the FERC for authority to consummate the Transfer as contemplated by the Credit Agreement pursuant to its “Application of Northwestern Corporation Requesting Federal Power Action Section 203 Authorization, Petition for Issuance of a Declaratory Order or, in the Alternative, an Order Granting Determination of Exempt Wholesale Generator Status, and Expedited Consideration” dated December 19, 2007, Docket Nos. EC08-____-000, EL08-____-000 and EG08-____-000. The application is still pending before the FERC.

SCHEDULE 3.11

ERISA DISCLOSURES

1.	NorthWestern Corporation Pension Plan.

As of December 31, 2006, Unfunded Liability is $9,848,663.

2.	NorthWestern Energy, a Division of NorthWestern Corporation Pension Plan.
                As of December 31, 2006, Unfunded Liability is $76,614,094.
3.	NorthWestern Corporation Flexible Benefits Plan (retiree health).
                As of December 31, 2006, Projected Benefit Obligation is $ 43,025,921.

SCHEDULE 3.16

CONTRACTS

1.	Limited Liability Company Agreement of Colstrip Lease Holdings, LLC dated December 28, 2007.

SCHEDULE 3.17

PARTICIPATION AGREEMENT—DISCLOSURES

1.

5.1.1. Due Organization. Contrary to the first sentence of Section 5.1.1. of the Participation Agreement, Owner Participant is a Delaware corporation duly organized and validly existing under the laws of the State of Delaware and has the corporate power and authority to enter into and perform its obligations under the Participation Agreement and each other Operative Document to which it is or will be a party.

2.

5.1.3. No Violation. Because the Owner Participant is a Delaware corporation (and not a general partnership), the statement with respect to Owner Participant’s execution, delivery and performance of the Participation Agreement and each other Operative Document to which it is or will be a party is not and will not be inconsistent with the Owner Participant’s Partnership Agreement is updated as follows: The execution and delivery by Owner Participant of the Participation Agreement and each other Operative Document to which it is or will be a party is not and will not be, and the performance by Owner Participant of its obligations under each will not be inconsistent with the Owner Participant’s Organic Documents.

3.

9.1.1. Due Incorporation. Contrary to the statement that the Lessee is a corporation duly organized and validly existing and in good standing under the laws of the State of Montana, the Lessee is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

4.

9.1.7. Title of Interest. The second sentence of Section 9.1.7 of the Participation Agreement is replaced with the following: Unit 4 and the Unit 4 Site are owned by the Co-Owners as tenants in common in the following respective percentages: (i) NorthWestern Corporation 30%; (ii) Puget Sound Power & Light Company 25%, (iii) Portland General Electric Company 20%, (iv) Avista Corporation 15%, (v) Pacific Corporation 10% (such respective percentages, the Project Share Percentages”).

5.

9.1.8. Location of Chief Place of Business and Chief Executive Office, etc. Section 9.1.8 of the Participation Agreement is updated as follows: The chief place of business and chief executive office of the Lessee and the office where it keeps its records concerning its accounts or contract rights is 3010 West 69th Street, Sioux Falls, SD 57108.

6.

9.1.13(ii). Regulation. Notwithstanding Section 9.1.13(ii) of the Participation Agreement with regard to Lessee, Lessee is a “public utility” within the meaning of the Federal Power Act and is subject to regulation under the Federal Power Act.

SCHEDULE 3.23

REQUIRED LLC PROVISIONS

Required LLC Provisions

The Borrower LLC Agreement shall include each of the following provisions (collectively, the “Required LLC Provisions”; capitalized terms used herein, except as otherwise defined herein, have the meanings provided in the Credit Agreement):

A.	So long as any Obligation remains outstanding, the Borrower shall, and the

Northwestern Member shall cause the Borrower to:

(1)  maintain full and complete financial records in accordance with generally accepted accounting principles and maintain its books, records and bank accounts as official records separate from those of any other Person;

(2)  maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on any financial statement of any other Person; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (b) such assets shall also be listed on the Borrower’s own separate balance sheets;

(3)  at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and from any other Person (including any Affiliate);

(4)  conduct its business only in its own name and strictly comply with all organizational formalities to maintain its separate existence, including maintaining its own records, books, resolutions and other entity documents;

(5)  not use any trade names, fictitious names, assumed names or “doing business” names that are similar to any used by any Affiliate and not share any common logo with any Affiliate;

(6)  correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(7)  not hold itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person;

(8)  file its own tax returns separate from those of any other Person (except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law) and pay any taxes required to be paid under applicable law;

(9)  not commingle its assets with assets of any other Person (including not participating in any cash management system with any Person) and hold its own assets in its own name;

(10)  maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Person;

(11)  pay its own liabilities and expenses only out of its own funds;

(12)  not share any overhead, office space or personnel expenses with any Person;

(13)  pay the salaries of its own employees, if any, only from its own funds;

(14)  not enter into any transaction with any Affiliate of the Borrower except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, other than capital contributions or capital distributions permitted under the terms and conditions of the Credit Agreement and the certificate of formation;

(15)  use separate stationery, internet addresses, invoices and checks bearing its own name;

(16)  except for Permitted Liens, not pledge its assets for the benefit of any other Person;

(17)not make loans or advances to any Person or buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities or to employees for business expenses incurred in the ordinary course of business);

(18)     not assume or guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person;

(19)  after the Transfer (as defined in the Credit Agreement) be solvent and maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(20)  not acquire any obligation or securities of the Member or any Affiliate of the Borrower;

(21)  not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

(22)  not become involved in the day-to-day management of any other Person;

(23)  hold regular meetings, as appropriate, to conduct the business of the Borrower, and observe all customary organizational and operational formalities;

(24)  not incur any Indebtedness (other than Permitted Indebtedness) without the prior written consent of the Administrative Agent;

(25)  cause its Member, officers, agents and other representatives to act at all times in a manner consistent with and in furtherance of the foregoing and in the best interests of itself; and

(26)  to the extent restricted by the Loan Documents, not amend, alter or change the terms of its Organic Documents in any material respect without the consent of the Administrative Agent.

B.	The Northwestern Member shall be the sole Member of the Borrower.
C.

All interests in the Borrower shall be securities governed by Article 8 of the Uniform Commercial Code and shall be evidenced by certificates. The certificated interests shall be in registered form within the meaning of Article 8 of the Uniform Commercial Code.

D.	The Borrower shall not conduct any business or activity other than businesses and activities permitted by the Credit Agreement (i.e., holding the Owner Participant interest).

EXHIBIT A

to Credit Agreement

[FORM OF] CERTIFICATE OF RESPONSIBLE OFFICER OF

[BORROWER] [PLEDGOR] [SPONSOR]

December [], 2007

Reference is made to that certain Credit Agreement, dated as of December 28, 2007 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Colstrip Lease Holdings, LLC, a Delaware limited liability company (the “Borrower”), WestLB AG, New York Branch, as Lender, WestLB AG, New York Branch, as Administrative Agent for the Lender (the “Administrative Agent”), WestLB AG, New York Branch, as Collateral Agent for the Secured Parties (the “Collateral Agent”) and WestLB AG, New York Branch, as Sole Lead Arranger, Bookrunner and Syndication Agent. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned, being a duly appointed Responsible Officer of [the Borrower] [NorthWestern Services, LLC (the “Pledgor”)] [NorthWestern Corporation (the “Sponsor”)] hereby certifies to the Administrative Agent, solely in his capacity as Responsible Officer of the [Borrower] [Pledgor][Sponsor] and not in his individual capacity, as follows:

1.        Organic Documents. Attached hereto as Exhibit A-1 are true and correct copies of the Organic Documents of the [Borrower][Pledgor][Sponsor]. The Organic Documents are in full force and effect, no term or condition thereof has been amended from the forms attached as Exhibit A-1, and there is no material breach, material default or material violation thereunder that has occurred and is continuing.

2.        Resolutions. Attached hereto as Exhibit A-2 are true and correct copies of(i) the resolutions of the [Borrower’s sole member] [Pledgor’s sole member][Sponsor’s board of directors], which resolutions are in full force and effect and which authorize the execution, delivery and performance of each Loan Document to which the [Borrower] [Pledgor][Sponsor] is a party and the consummation of the transactions contemplated thereby, [(ii) the execution, delivery and performance of each of the Acquisition Documents and the consummation of the transactions contemplated thereby,]1 [and (iii) the execution, delivery and performance of each of the documents in respect of the Transfer and the consummation of the transactions contemplated thereby]2.

3.        Good Standing Certificate. Attached hereto as Exhibit A-3 is a true and correct Good Standing Certificate of the [Borrower] [Pledgor][Sponsor] for the State of Delaware.

1 For Sponsor’s certificate only.

2 For  Borrower’s and Sponsor’s certificates only.

4.         Representations and Warranties. Each of the representations and warranties made by the [Borrower] [Pledgor][Sponsor] in the Loan Documents to which it is a party is true and correct in all material respects on and as of the Closing Date (except with respect to any representation and warranty that expressly refers to an earlier date).

5.         No Default. No Default or Event of Default by the [Borrower, Pledgor or Sponsor] [Pledgor][Sponsor]3 has occurred and is continuing or would occur as a result of the borrowing of the Loan [by the Borrower].4

6.         [Acquisition Documents, Borrower Contracts and Operative Documents. Attached hereto as Exhibit A-4 are true, correct and complete copies of each of the Acquisition Documents, the Borrower Contracts and the Operative Documents. It is further certified that the GE PSA and all other Acquisition Documents have been duly executed and delivered, and all of the transactions contemplated by the Acquisition Documents have been consummated.]5

7.         [Governmental Approvals. All Governmental Approvals, including the FERC 204 Approval (but, for the avoidance of doubt, excluding the FERC 203 Approval), in form and substance reasonably satisfactory to the Administrative Agent, and all third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents and the continuing operations of the Borrower (including in respect of, and after, (i) the consummation of the transactions contemplated by the Acquisition Documents and (ii) the grant by the Sponsor of the security interest in the Owner Participant Interest, as contemplated by the Sponsor Security Agreement) have been duly obtained and are in full force and effect, and all applicable waiting periods (other than the appeal period in respect of the FERC 204 Approval) have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the financings contemplated by the Credit Agreement and the other Loan Documents. No comment or notice of protest or intervention was filed with FERC by any third party in respect of the FERC 204 Approval prior to or on the due date therefor, and the Borrower in good faith does not expect for the FERC 204 Approval to be overturned, amended or modified during the applicable appeal period therefor.]6

8.         [Financial Statements. Attached hereto as Exhibit A-5 are accurate and complete copies of the unaudited financial statement of [the Borrower for the period ended November 30, 2007.]7 [the Sponsor for the fiscal quarter ended September 30, 2007.]8

3 First bracketed language is for Borrower’s certificate only. Second is for Pledgor’s certificate only. Third is for Sponsor’s certificate only.

4 For Pledgor’s and Sponsor’s certificates only.

5 For Borrower’s certificate only.

6 For Borrower’s certificate only.

7 For Borrower’s certificate only

8 For Sponsor’s certificates only.

9.          [Equity Interest Certificate. Attached hereto as Exhibit A-6 is the original certificate representing all Equity Interests in the Borrower together with a duly executed irrevocable proxy and a duly executed transfer power.]9

10.          [Indebtedness. The undersigned hereby certifies that, as of the date hereof, including after giving effect to the requested funding of the Loan, (i) the Lessor has no Indebtedness other than thirty-three million two hundred forty-seven thousand forty-six Dollars and six cents ($33,247,046.06) of Indebtedness under the Lease Indenture, and (ii) the Borrower has no Indebtedness other than the Obligations.]10

11.          [Liens. The undersigned hereby certifies further that (i) the Property of the Borrower, including the Collateral, is free of any Liens other than Permitted Liens, (ii) the Equity Interests in the Borrower are free of any Liens, (iii) the Sponsor Collateral is free of any Liens other than Permitted Liens, and (iv) the Leased Interest is free of any Liens other than the lien held by the Indenture Trustee.]11

12.          [FERC Transfer Application. Attached hereto as Exhibit A-7 is an application filed by the Sponsor and the Borrower with FERC requesting the FERC 203 Approval regarding the Transfer.]12

13.   [Process Agent. Attached hereto as Exhibit A-8 are acceptances from the Process Agent for each of the Borrower, the Pledgor and the Sponsor appointed under Section 9.11(c) of the Credit Agreement and in effect on the Closing Date.]13

14.        Incumbency. The following named individual is a duly appointed Responsible Officer of the [Borrower] [Pledgor][Sponsor] authorized to execute and otherwise act with respect to each Loan Document to which the [Borrower][Pledgor][Sponsor] is or will become a party. The signature set forth opposite [his] [her] name and title is [his] [her] true and authentic signature:

Name	Title	Signature
[_________]	[_________]	[_________]

[Remainder of page intentionally left blank]

9 For Borrower’s certificate only.

10 For Borrower’s certificate only.

11 For Borrower’s certificate only.

12 For Borrower’s certificate only. 13 For Borrower’s certificate only.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Responsible Officer of the [Borrower] [Pledgor][Sponsor] as of the day and year first written above.

[COLSTRIP LEASE HOLDINGS, LLC] [NORTHWESTERN SERVICES, LLC] [NORTHWESTERN CORPORATION]

By:
Name:
Title:

I, [                              , being a duly appointed Responsible Officer of the [Borrower][Pledgor][Sponsor], do hereby certify that the following named individual is a duly appointed Responsible Officer of the [Borrower] [Pledgor][Sponsor] authorized to execute and otherwise act with respect to each Loan Document to which it is or will become a party. The signature set forth opposite his name and title is his true and authentic signature:

Name	Title	Signature
[_________]	[_________]

By:
Name:
Title:

[Signature Page to Certificate of Responsible Officer of[Borrower][Pledgor][Sponsor]

Exhibit A-1

Organic Documents

Exhibit A-2

Resolutions

Exhibit A-3

Good Standing Certificate

Exhibit A-4

Acquisition Documents, Borrower Contracts and Operative Documents

Exhibit A-5

Financial Statements

Exhibit A-6

Equity Interests Certificate

Exhibit A-7

FERC Transfer Application

Exhibit A-8

C T Letter

EXHIBIT B

to Credit Agreement

[FORM OF NOTE]

Note

$[100,000,000]	New York, NY
[_________],20[	]

FOR VALUE RECEIVED, COLSTRIP LEASE HOLDINGS, LLC (the "Borrower"), HEREBY PROMISES TO PAY to the order of WESTLB AG, NEW YORK BRANCH (the "Lender"), at its offices located at 121 1 Avenue of the Americas, New York, NY 10036, the principal sum of one hundred million Dollars ($100,000,000) or, if less, the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower under the Credit Agreement, dated as of December 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among the Borrower, WestLB AG, New York Branch, as Lender, WestLB AG, New York Branch, as Administrative Agent for the Lender, WestLB AG, New York Branch, as Collateral Agent for the Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger, Bookrunner and Syndication Agent. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

The Borrower also promises to pay (i) interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times provided in the Credit Agreement and (ii) fees at such times and at such rates and amounts as specified in the Credit Agreement.

Principal, interest and fees are payable in lawful money of the United States of America and in immediately available funds, at the times and in the amounts provided in the Credit Agreement.

This Note is entitled to the benefits and is subject to the terms and conditions of the Credit Agreement, and is entitled to the benefits of the security provided under the Security Documents. As provided in the Credit Agreement, this Note is subject to mandatory prepayment and voluntary prepayment, in whole or in part. The Borrower agrees to make prepayment of principal on the dates and in the amounts specified in the Credit Agreement.

The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Lender is hereby authorized, at its option, either (i) to endorse on the schedule attached hereto (or on a continuation of such schedule attached to this Note and made a part hereof) an appropriate notation evidencing the date and amount of the Loan evidenced hereby and the date and amount of each principal payment in respect thereof, or (ii) to record such Loan and such payments in its books and records. Such schedule or such books and records, as the case may be, shall constitute, absent manifest error, prima facie evidence of the accuracy of the information contained therein, but in no event shall any failure by the Lender to endorse or record pursuant to clauses (i) and (ii) be deemed to relieve the Borrower from any of its obligations.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

The Borrower agrees to pay all costs and expenses, including without limitation attorneys' fees, incurred in connection with the interpretation or enforcement of this Note, in accordance with and to the extent provided by the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

COLSTRIP LEASE HOLDINGS, LLC,
By:
Name:
Title:

Schedule to

Note

LOAN AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C

to Credit Agreement

[FORM OF]

LENDER ASSIGNMENT AGREEMENT

This LENDER ASSIGNMENT AGREEMENT (this "Agreement"), dated as of

[	], is by and between [ ____________] (the "Assignor") and [ ____________]

(the "Assignee").

RECITALS

WHEREAS, the Assignor is party to the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of December 28, 2007, by and among Colstrip Lease Holdings, LLC (the “Borrower”), WestLB AG, New York Branch, as Lender, WestLB AG, New York Branch, as Administrative Agent for the Lender, WestLB AG, New York Branch, as Collateral Agent for the Secured Parties, and WestLB AG, New York Branch, as Sole Lead Arranger, Bookrunner and Syndication Agent;

WHEREAS, Assignor desires to assign certain of its interests under the Credit Agreement to Assignee in accordance with Section 9.6(c) thereof;

WHEREAS, as provided under the Credit Agreement, Assignor is a Lender of the Loan;

WHEREAS, Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to accept and assume from the Assignor, a ☐percent ([ ]%) interest in all of the rights and obligations of the Assignor under the

Credit Agreement and the other Loan Documents, all on the terms and subject to the conditions of this Agreement (such interest in such rights and obligations being hereinafter referred to as the "Assigned Interest"); and

WHEREAS, after giving effect to the assignment and assumption under this Agreement, the respective portions of the Loan of Assignor and Assignee shall be in the amounts set forth on Annex C-1.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Section 2. Assignment.

              (a)        As of the effective date set forth on the signature page to this Agreement (the "Effective Date"), subject to and in accordance with the Credit Agreement, the Assignor irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to Assignee, and the Assignee irrevocably purchases from the Assignor, the Assigned Interest, which shall include (i) all of Assignor's rights and obligations in its capacity as a Lender with respect to the Assigned Interest under the Credit Agreement, each other Loan Document, and any other documents or instruments delivered pursuant thereto or in connection therewith to the extent related to the Assigned Interest and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender), to the extent related to the Assigned Interest, against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, each other Loan Document, and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity (the foregoing rights, obligations and interests, collectively, the "Assigned Rights").

              (b)        Upon acceptance and recording of the assignment and assumption made pursuant to this Agreement by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest and the Assigned Rights (including all payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued prior to the Effective Date and to the Assignee for amounts that have accrued from and including the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement or any other Loan Document that is for the account of the other, it shall hold the same for the other to the extent of the other's interest therein and shall pay promptly the same to the other.

Section 3. Payments. As consideration for the sale, assignment and transfer contemplated in Section 2 hereof, the Assignee shall pay to the Assignor, on the Effective Date, in the lawful currency of the United States and in immediately available funds, an amount equal to [ ]Dollars ($[]), without set-off, counterclaim or deduction of any kind. [As a condition to the Effective Date, Assignee shall pay to the Administrative Agent in the lawful currency of the United States and in immediately available funds the registration and processing fee of two thousand five hundred Dollars ($2,500), without set-off, counterclaim or deduction of any kind.]'

Section 4. Representations, Warranties and Undertakings.

              (a)         The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest and such Assigned Interest is free and clear of any Lien or adverse claim and (B) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (ii) makes no representation or warranty and assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Credit Agreement or the other Loan Documents or the execution, legality, validity, enforceability or genuineness, or sufficiency of value of the Credit Agreement, the other Loan Documents, or any other instrument or document furnished pursuant thereto or in connection therewith or (B) the financial condition of the Borrower, the Pledgor or the Sponsor, or the performance or observance by the Borrower or any other Person of any of its obligations under the Credit Agreement, any other Loan Document, or any other instrument or document furnished pursuant thereto or in connection therewith.

              ( b)        The Assignee (i) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and the other Loan Documents, (ii) acknowledges and confirms that it has received a copy of the Credit Agreement, each other Loan Document and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the Assigned Interest and assume the Assigned Rights, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Secured Party, (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Borrower, or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document, (iv) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement or the other Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (v) will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender. The Assignee further confirms and agrees that in becoming a Lender and in making the Loan or portion thereof under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty, by any Secured Party.

              (c) The Assignee further agrees to furnish the tax form required by Section [] (if so required) of the Credit Agreement no later than the Effective Date.

Section 5. Effectiveness.

              (a)        The effectiveness of the sale, assignment and transfer hereunder is subject to (i) the due execution and delivery of this Agreement by the Assignor and the Assignee, and the Borrower if required under Section 9.6(c) of the Credit Agreement, (ii) the receipt by the Assignor of the payment provided for in Section 3(a) hereof, [(iii) consent by the Administrative Agent to this Agreement and the assignment contemplated hereby,] [(iv) the receipt by the Administrative Agent of the registration and processing fee provided for in Section 3(b) hereof,] and (v) the registration of such assignment by the Administrative Agent in the Register in accordance with Section 9.6(d) of the Credit Agreement.

'If applicable

(b)        Simultaneously with the execution and delivery by the parties hereto of this Agreement to the Administrative Agent for its recording in the Register, the Assignor shall deliver its Note (if any) to the Administrative Agent and may request that new Notes be executed and delivered to [the Assignor and] the Assignee and reflecting [the outstanding principal of Assignor and] the assigned and assumed outstanding principal of the Assignee (plus, if the Assignee is already a Lender, the amount of its outstanding principal immediately prior to the assignment effected hereby). Any such new Note shall carry the rights to unpaid accrued interest that were carried by any applicable superseded Note(s) such that no loss of interest shall result therefrom. Any applicable new Note executed and delivered in accordance with the foregoing shall have set forth thereon a legend substantially in the following form:

"This Note is issued in replacement of [describe replaced note] and, notwithstanding the date of this Note, this Note carries all of the rights to unpaid interest that were carried by such replaced Note, such that no loss of interest shall result from any such replacement."

If the Assignee is already a Lender, it shall (promptly following its receipt of such new Note payable to it) mark as “canceled” the prior Note (if any) held by it and return it to the Borrower.

              (c)          Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

                            (i)          the Assignee shall be deemed automatically to have become a party to, and the Assignee agrees that it will be bound by the terms and conditions set forth in, the Credit Agreement, and shall have all the rights and obligations of a "Lender" under the Credit Agreement and the other Loan Documents as if it were an original signatory thereto or an original Lender thereunder with respect to the Assigned Interest and the Assigned Rights; and

                            (ii)   the Assignor shall relinquish its rights (but shall continue to be entitled to the benefits of Sections 2.12 (Requirements ofLaw), 2.13 (Taxes) and 9.5 (Payment of Expenses) of the Credit Agreement) and be released from its obligations under the Credit Agreement and the other Loan Documents to the extent specified herein.

Section 6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopy or portable document format ("pdf") shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8. Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other action, as either party or the Administrative Agent may reasonably request in connection with the transactions contemplated by this Agreement including, without limitation, the delivery of any notices to the Borrower or the Agents that may be required in connection with the assignment contemplated hereby.

Section 9. Binding Effect; Amendment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, subject, however, to the provisions of the Credit Agreement. No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing signed by each party hereto and by the Administrative Agent.

Section 10. Administrative Agent Enforcement. The Administrative Agent shall be entitled to rely upon and enforce this Agreement against the Assignor and the Assignee in all respects.

[The remainder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Lender Assignment Agreement to be executed by their duly authorized officers.

The effective date for this Agreement is [the date this Agreement is acknowledged and accepted by the Administrative Agent [and the Borrower]] [ , 20☐ (the "Trade Date")].

[ASSIGNOR ]
By:
Name:
Title:

[ASSIGNEE ]
By:
Name:
Title:

[COLSTRIP LEASE HOLDINGS, LLC
By:
Name:
Title:][2]

Accepted and Acknowledged this ___ day of	, 20___

WESTLB AG, NEW YORK BRANCH, as

Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

2 If required under Section 9.6(c) of the Credit Agreement.

Annex C-1

to Lender Assignment Agreement

Loan	Assignor's Outstanding Loan Pre-Assignment	Percentage (of Assignor's interests) Assigned	Assignor's Outstanding Loan Post-Assignment	Assignee's Outstanding Loan Post-Assignment[3]*
Loan	$	%	$	$

3	If Assignee is already a Lender, this number should be calculated taking into account only that portion of the Loan assumed by Assignee pursuant to this Agreement.

EXHIBIT D

to Credit Agreement

[FORM OF] EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement (as amended, modified or otherwise supplemented from time to time in accordance with its terms, the "Credit Agreement"), dated as of December 28, 2007, by and among Colstrip Lease Holdings, LLC, a Delaware limited liability company, as Borrower, WestLB AG, New York Branch, as Lender, WestLB AG, New York Branch, as Administrative Agent for the Lender, WestLB AG, New York Branch, as Collateral Agent for the Secured Parties, and WestLB AG, New York Branch, as Sole Lead Arranger, Bookrunner and Syndication Agent. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

The undersigned Non-U.S. Lender hereby certifies as follows:

1.           The Non-U.S. Lender is the beneficial owner of any and all interests in the Obligations that it holds.

2.           The Non-U.S. Lender is not a "United States person" as defined in Code Section 7701(a)(30). Code Section 7701(a)(30) defines a United States person as a citizen or resident of the United States; a domestic partnership; a domestic corporation; an estate (other than a foreign estate); and a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

3.           The Non-U.S. Lender is not a "bank" described in Section 881(c)(3)(A) of the Code.

4.           The Non-U.S. Lender undertakes to notify the Borrower and Administrative Agent promptly upon the obsolescence or invalidity of this Exemption Certificate if, following the execution date hereof, any statement herein ceases to be true at any time while the Non-U.S. Lender is entitled to payments of interest by the Borrower under the Loan Documents.

The undersigned Non-U.S. Lender acknowledges that this Exemption Certificate is executed and delivered in order to substantiate its entitlement to an exemption from U.S. withholding tax under the Code. Further, the undersignedindividual certifies that it has the requisite authority to execute and deliver this document for the Non-U.S. Lender.

[NAME OF NON-U.S. LENDER]

By:
Print Name:
Title:
Date:

EXHIBIT E

to Credit Agreement

[FORM OF]

BORROWING NOTICE

This Borrowing Notice (this "Borrowing Notice"),dated as of December [ ], 2007, is delivered to WestLB AG, New York Branch, as administrative agent (the "Administrative Agent"), pursuant to Section 2.2 (Procedure for Borrowing) of the Credit Agreement, dated as of December 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Colstrip Lease Holdings, LLC, a Delaware limited liability company, as Borrower, WestLB AG, New York Branch, as Lender, the Administrative Agent, WestLB AG, New York Branch, as Collateral Agent for the Secured Parties, and WestLB AG, New York Branch, as Sole Lead Arranger, Bookrunner and Syndication Agent. This Borrowing Notice sets forth certain undertakings and representations of the Borrower with respect to the transactions contemplated by the Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

WHEREAS, the Borrower wishes to propose a borrowing of the Loan under the Credit Agreement in accordance with Section 2.2 (Procedure for Borrowing) of the Credit Agreement and on the terms and conditions set forth therein and herein; and

WHEREAS, to induce the Lender to extend credit under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower hereby agrees as follows:

Section 1.               Borrowing Request. The Borrower hereby irrevocably proposes the borrowing of the Loan (the "Proposed Loan Borrowing") in the amount of one hundred million Dollars ($100,000,000) requested to be funded as a Base Rate Loan.

The borrowing date proposed for such Proposed Loan Borrowing is December [], 2007 (the "Closing Date"). The Borrower hereby certifies that this

Borrowing Notice is being delivered to the Administrative Agent prior to 11:00 a.m. New York City time on the Closing Date.

Section 2.    Requested Transfers. The Borrower hereby requests that on the Closing Date the Administrative Agent deliver by wire transfer, in immediately available funds, the proceeds of such Proposed Loan Borrowing to [Borrower to specify Account No. and wiring instructions].

Section 3.     Certifications. The Borrower certifies that as of the Closing Date:

              (i)   each of the conditions to the Proposed Borrowing set forth in Section 4.1 (Conditions to Closing and Funding) of the Credit Agreement has been satisfied;

              (ii)   the Borrower is in compliance with all conditions set forth in Section 4.1 (Conditions to Closing and Funding) of the Credit Agreement, on and as of the Closing Date, before and after giving effect to such Proposed Loan Borrowing and to the application of the proceeds therefrom;

              (iii)   each of the representations and warranties made by each of the Borrower, the Pledgor and the Sponsor in the Loan Documents is true and correct in all material respects on and as of such Closing Date (except to the extent applicable to an earlier date), before and after giving effect to the Proposed Loan Borrowing and to the application of the proceeds of such Proposed Loan Borrowing;

              (iv)   no Default or Event of Default has occurred and is continuing or would occur as a result of the Proposed Loan Borrowing;

              (v)   since October 30, 2007, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect;

              (vi)   the Loan requested will be used for the purposes set forth in Section 3.15 (Use of Proceeds); and

              (vii)   all and each of the statements contained in this Borrowing Notice are true and correct.

Section 4.Governing Law. THIS BORROWING NOTICE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

The undersigned is executing this Borrowing Notice not in its individual capacity but in its capacity as a Responsible Officer of the Borrower.

[The remainder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be duly executed and delivered as of the day and year first written above.

COLSTRIP LEASE HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT F

to Credit Agreement

[FORM OF]

INTEREST PERIOD NOTICE

Ladies and Gentlemen:

This Interest Period Notice (this “Interest Period Notice”), dated as of December ☐, 2007, is delivered to WestLB AG, New York Branch, as administrative agent (the “Administrative Agent”) pursuant to Section 2.7 (Conversion and Continuation Options) of the Credit Agreement, dated as of December 28, 2007 (the “Credit Agreement”) by and among Colstrip Lease Holdings, LLC, a Delaware limited liability company, as Borrower, WestLB AG, New York Branch, as Lender, the Administrative Agent, WestLB AG, New York Branch, as Collateral Agent for the Secured Parties, and WestLB AG, New York Branch, as Sole Lead Arranger, Bookrunner and Syndication Agent. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

The Borrower hereby delivers to the Administrative Agent this irrevocable Interest Period Notice and (i) elects to [convert the Loan from a [Base Rate Loan to a Eurodollar Loan] [Eurodollar Loan to a Base Rate Loan at the end of the current Interest Period for the Loan]] [continue the Loan as a Eurodollar Loan at the end of the current Interest Period for the Loan] [and (ii) in the case of [conversion to] [continuation as] a Eurodollar Loan, requests the duration for the immediately succeeding Interest Period for the Loan set forth on Schedule 1 hereto.

The Borrower hereby certifies that, in the case of a [conversion to] [continuation as] a Eurodollar Loan, the Maturity Date of the Loan is not to occur before the last day of the requested Interest Period.

In connection herewith, the Borrower hereby further certifies that no Event of Default has occurred and is continuing.

This Interest Period Notice is being delivered on or before 11:00 a.m. New York City time at least [three (3) Business Days prior to the first day of the requested new Interest Period, in the case of [conversion to] [continuation as] a Eurodollar Loan] [two (2) Business Days prior to the requested date of conversion, in the case of conversion to a Base Rate Loan] as set forth on Schedule 1 hereto.

[The remainder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned has caused this Interest Period Notice to be duly executed by a Responsible Officer as of the date first above written.

COLSTRIP LEASE HOLDINGS, LLC

By:
Name:
Title:

Schedule 1

to Interest Period Notice

CURRENT	REQUESTED	PRINCIPAL	CURRENT	DURATION OF	REQUESTED
TYPE OF	TYPE OF	AMOUNT	INTEREST	IMMEDIATELY	CONVERSION
LOAN	LOAN		PERIOD	SUCCEEDING	OR
			ENDS ON	INTEREST	CONTINUATION
(Base Rate	(Base Rate			PERIOD	DATE TO BEGIN
Loan or Eurodollar	Loan or Eurodollar		(only if current type	REQUESTED[1]	ON
Loan)	Loan)		of Loan is a Eurodollar	(only if converting or continuing as a
			Loan)	Eurodollar Loan)
$

1 At the Borrower's election, the duration of such Interest Period shall be either one (1), three (3) or six (6) months.

EXHIBIT G

to Credit Agreement

[FORM OF] COMPLIANCE CERTIFICATE

December ☐, 2007

Reference is made to Section 5.1 [(a)][(b)], [5.2(a)], [5.2(b)] [and/or] [5.3] of that certain Credit Agreement, dated as of December 28, 2007 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"),by and among COLSTRIP LEASE HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), WestLB AG, New York Branch, as Lender, WestLB AG, New York Branch, as Administrative Agent for the Lender (the “Administrative Agent”), WestLB AG, New York Branch, as Collateral Agent for the Secured Parties (the “Collateral Agent”) and WestLB AG, New York Branch, as Sole Lead Arranger, Bookrunner and Syndication Agent. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned, being a duly appointed Responsible Officer1 of the Borrower, hereby certifies to the Administrative Agent, solely in his capacity as Responsible Officer of the Borrower and not in his individual capacity, that:

1.2         This compliance certificate (this “Compliance Certificate”) is being delivered within [90 days after the end of the fiscal year of the Borrower ended []] [45 days after the end of the fiscal quarter of the Borrower ended []].

2.         Pursuant to Sections 5.1 (a)(i) and 5.1(c) of the Credit Agreement, attached hereto as [Exhibit 1] are true, correct and complete copies of the audited balance sheet of the Borrower as at the end of the fiscal year ended [] and the related audited statements of income and cash flows of the Borrower for such fiscal year, in each case setting forth in comparative form the actual figures as of the end of and for the previous year and reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by Deloitte & Touche or other independent certified public accountants of nationally recognized standing.

3.         Pursuant to Sections 5.1 (a)(ii) and 5.1(c) of the Credit Agreement, attached hereto as [Exhibit 2] are true, correct and complete copies of the audited consolidated balance sheet of the Sponsor as at the end of the fiscal year ended [j and the related audited consolidated statements of income and cash flows of the Sponsor for such fiscal year, in each case setting forth in comparative form the actual figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing; provided that delivering to the Administrative Agent copies of the Sponsor’s Annual Report or Form 10-K for such period shall satisfy the foregoing

1 Must be CFO or treasurer.

2 Certificate should only include the applicable numbered paragraphs.

requirement of this Paragraph. It is further certified that such financial statements are complete and correct in all material respects and have been prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

4.         Pursuant to Sections 5.1 (b)(ii) and 5.1(c) of the Credit Agreement, attached hereto as [Exhibit 3] are the unaudited consolidated balance sheet of the Sponsor as at the end of the fiscal quarter ended [j and the related unaudited consolidated statements of income and cash flows of the Sponsor for such quarter and the portion of the fiscal year through the end of such quarter, in each case setting forth in comparative form the actual figures as of the end of and for the corresponding period in the previous year, which financial statements are fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes); provided that delivering to the Administrative Agent copies of the Sponsor’s Quarterly Report or Form10-Q for such period shall satisfy the foregoing requirement of this Paragraph. It is further certified that such financial statements are complete and correct in all material respects and have been prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.         Pursuant to Sections 5.1 (b)(i) and 5.1(c) of the Credit Agreement, attached hereto as [Exhibit 4] are the unaudited balance sheet of the Borrower as at the end of the fiscal quarter ended [j and the related unaudited statements of income and cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, in each case setting forth in comparative form the actual figures as of the end of and for the corresponding period in the previous year, which financial statements are fairly stated in all material respects (subject to normal year end adjustments and the absence of footnotes). It is further certified that such financial statements are complete and correct in all material respects and have been prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.         Pursuant to Section 5.2(a) of the Credit Agreement, attached hereto as [Exhibit 5] is a certificate of the independent certified public accountants reporting on Sponsor’s audited consolidated balance sheet or Borrower’s audited balance sheet, as the case may be, as at the end of the fiscal year ended [J, stating that in making the examination necessary therefor no knowledge was obtained of any Default, Event of Default, Lease Event of Default or Indenture Event of Default (or event that with notice or the passage of time, or both, would cause the same) except as specified in such certificate.

7.         Pursuant to Section 5.2(b) of the Credit Agreement, to the best of the undersigned’s knowledge, (i) the Borrower during the period relating to the financial statement delivered concurrently with this certificate has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and (ii) the Lessee during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Operative Documents to which it is a party to be observed, performed or satisfied by it, and, in each case, that the undersigned has obtained no knowledge of any Default, Event of Default, Lease Event of Default or Indenture Event of Default (or event that with notice or the passage of time, or both, would cause the same) [except as specified in such certificate].

8.         [Pursuant to Section 5.2(c) of the Credit Agreement, attached hereto as [Exhibit 6] is additional financial and other information as the Lender has requested through the Administrative Agent.]3

[Remainder of page intentionally left blank]

3 If applicable.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the day and year first written above.

[COLSTRIP LEASE HOLDINGS, LLC] [NORTHWESTERN CORPORATION]

By:
Name:
Title:

[Signature Page to Compliance Certificate]